FGH Parent, L.P. Consolidated Financial Statements As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) Exhibit 99.1

FGH Parent, L.P. Consolidated Financial Statements Table of Contents Consolidated Financial Statements Report of Independent Auditors 1 Consolidated Balance Sheets 4 Consolidated Statements of (Loss) Income 5 Consolidated Statements of Comprehensive (Loss) Income 6 Consolidated Statements of Changes in Owners' and Members' Equity 7 Consolidated Statements of Cash Flows 8 Notes to Consolidated Financial Statements Note 1 Organization and nature of operations 10 Note 2 Basis of presentation 12 Note 3 Summary of significant accounting policies 14 Note 4 Business combinations 20 Note 5 Significant transactions 22 Note 6 Fair value measurements 23 Note 7 Investments 29 Note 8 Reinsurance 37 Note 9 Insurance liabilities 39 Note 10 Debt obligations and credit facilities 49 Note 11 Contingencies, commitments and guarantees 50 Note 12 Income taxes 51 Note 13 Related party transactions 54 Note 14 Owners' equity 56 Note 15 Statutory requirements 57 Note 16 Subsequent events 58 Consolidated Financial Statements | FGH Parent, L.P.

PricewaterhouseCoopers LLP, 150 3rd Avenue South, Suite 1400, Nashville, TN 37201 T: (615) 503 2860, www.pwc.com/us Report of Independent Auditors To the Board of Directors of FGH Parent, L.P. We have audited the accompanying consolidated financial statements of FGH Parent, L.P. and its subsidiaries (Successor Partnership), which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in owners’ and members’ equity and of cash flows for the period from June 2, 2020 to December 31, 2020. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGH Parent, L.P. and its subsidiaries (Successor Partnership) as of December 31, 2020 and the results of their operations and their cash flows for the period from June 2, 2020 to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Other Matters The accompanying consolidated balance sheet of FGH Parent, L.P and its subsidiaries (Successor Partnership) as of December 31, 2021, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in owners’ and members’ equity and of cash flows for the year then ended are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2021 financial statements to be audited and they are therefore not covered by this report. Accounting principles generally accepted in the United States of America require that the incurred and paid claims development information for the years ended December 31, 2020 and prior on pages 43-48 be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplemental information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management's responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance. Nashville, Tennessee February 28, 2022

PricewaterhouseCoopers LLP, 150 3rd Avenue South, Suite 1400, Nashville, TN 37201 T: (615) 503 2860, www.pwc.com/us Report of Independent Auditors To the Board of Directors of Fortitude Group Holdings, LLC We have audited the accompanying consolidated statements of (loss) income, of comprehensive (loss) income, of changes in owners’ and members’ equity and of cash flows of Fortitude Group Holdings, LLC and its subsidiaries (Predecessor Company) for the period from January 1, 2020 to June 1, 2020 and for the year ended December 31, 2019. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Fortitude Group Holdings, LLC and its subsidiaries (Predecessor Company) for the period from January 1, 2020 to June 1, 2020 and for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America. Nashville, Tennessee November 12, 2021

FGH Parent, L.P. Consolidated Balance Sheets (in millions, except units data) Successor Partnership December 31, 2021* 2020 Assets: Investments: Funds withheld by ceding companies, at fair value $ 43,948 $ 42,968 Fixed maturity securities available for sale, at fair value (Amortized cost: 2021 - $2,271; 2020 - $3,431) 2,266 3,549 Other invested assets, at fair value 679 313 Short term investments 1,218 10 Total investments 48,111 46,840 Cash 70 187 Deferred income taxes, net 302 — Tax receivable 143 26 Other assets 27 20 Total assets 48,653 47,073 Liabilities: Future policy benefits for life insurance and annuity contracts 27,771 28,400 Policyholder contract deposits 7,055 4,510 Value of business acquired 4,053 4,291 Liability for unpaid losses and loss adjustment expenses 3,305 3,753 Collateral deposit liability 188 208 Deferred gain from reinsurance contracts 736 42 Reinsurance payable 609 581 Deferred income taxes, net — 75 Long term debt 243 245 Other liabilities 75 40 Total liabilities 44,035 42,145 Contingencies, commitments and guarantees (Note 11) Equity: Owners' equity - 1,000,000 units issued at December 31, 2021 and 2020 3,185 3,185 Retained earnings 1,438 1,650 Accumulated other comprehensive (loss) income (5) 93 Total equity $ 4,618 $ 4,928 Total liabilities and equity $ 48,653 $ 47,073 *Not covered by the auditor's report See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | FGH Parent, L.P. 4

FGH Parent, L.P. Consolidated Statements of (Loss) Income (in millions) Successor Partnership Predecessor Company Year ended December 31, Period from June 2, to December 31, Period from January 1, to June 1, Year ended December 31, 2021* 2020 2020 2019 Revenues: Premiums $ 280 $ 169 $ 126 $ 333 Policy fees 76 48 31 92 Net investment income 2,046 966 316 1,964 Change in fair value of funds withheld (1,262) 1,633 1,461 3,876 Net investment gains 45 86 63 246 Net foreign exchange gains 4 17 — — Total revenues 1,189 2,919 1,997 6,511 Benefits, losses and expenses: Policyholder benefits and losses incurred 1,060 609 1,579 1,511 Interest credited to policyholder account balances 194 124 84 206 General operating expenses 196 90 67 182 Interest expense 12 6 1 — Total benefits, losses and expenses 1,462 829 1,731 1,899 (Loss) Income before income tax (benefit) expense (273) 2,090 266 4,612 Income tax (benefit) expense (61) 440 55 970 Net (loss) income $ (212) $ 1,650 $ 211 $ 3,642 *Not covered by the auditor's report See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | FGH Parent, L.P. 5

FGH Parent, L.P. Consolidated Statements of Comprehensive (Loss) Income (in millions) Successor Partnership Predecessor Company Year ended December 31, Period from June 2, to December 31, Period from January 1, to June 1, Year ended December 31, 2021* 2020 2020 2019 Net (loss) income $ (212) $ 1,650 $ 211 $3,642 Other comprehensive (loss) income: Change in unrealized gains of fixed maturity securities, available for sale (124) 118 28 104 Change in foreign currency translation adjustments — — (30) 9 Total other comprehensive (loss) income (124) 118 (2) 113 Less: Deferred income tax benefit (expense) on change in unrealized gains of fixed maturity securities, available for sale 26 (25) (6) (22) Deferred income tax on change in foreign currency translation adjustments — — 6 (2) Total deferred income tax benefit (expense) on other comprehensive (loss) income 26 (25) — (24) Total other comprehensive (loss) income, net of tax (98) 93 (2) 89 Comprehensive (loss) income $ (310) $ 1,743 $ 209 $ 3,731 *Not covered by the auditor's report See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | FGH Parent, L.P. 6

Consolidated Financial Statements | FGH Parent, L.P.

FGH Parent, L.P.
Consolidated Statements of Changes in Owners' and Members' Equity
(in millions)

Predecessor Company		Members' Equity		Retained Earnings (Deficit)		Accumulated Other Comprehensive Income		Total Members' Equity
Balance, January 1, 2019	$	2,620	$	(507)	$	12	$	2,125
Net income		—		3,642		—		3,642
Other comprehensive income		—		—		89		89
Balance, December 31, 2019	**$**	**2,620**	**$**	**3,135**	**$**	**101**	**$**	**5,856**
Net income		—		211		—		211
Dividends (Note 14)		—		(2)		—		(2)
Other comprehensive loss		—		—		(2)		(2)
Balance, June 1, 2020	**$**	**2,620**	**$**	**3,344**	**$**	**99**	**$**	**6,063**

Successor Partnership		Owners' Equity		Retained Earnings		Accumulated Other Comprehensive Income (Loss)		Total Owners' Equity
Balance, June 2, 2020 (Note 4)	$	3,185	$	—	$	—	$	3,185
Net income		—		1,650		—		1,650
Other comprehensive income		—		—		93		93
Balance, December 31, 2020	**$**	**3,185**	**$**	**1,650**	**$**	**93**	**$**	**4,928**
Net loss*		—		(212)		—		(212)
Other comprehensive loss*		—		—		(98)		(98)
Balance, December 31, 2021*	**$**	**3,185**	**$**	**1,438**	**$**	**(5)**	**$**	**4,618**

**Not covered by the auditor's report*

See accompanying Notes to Consolidated Financial Statements.

7

FGH Parent, L.P. Consolidated Statements of Cash Flows (in millions) Successor Partnership Predecessor Company Year ended December 31, Period from June 2, to December 31, Period from January 1, to June 1, Year ended December 31, 2021* 2020 2020 2019 Cash flows from operating activities Net (loss) income $ (212) $ 1,650 $ 211 $ 3,642 Adjustments to reconcile net (loss) income to net cash used in operating activities: Change in fair value, Other invested assets (91) (17) 177 (197) Amortization of value of business acquired (238) (121) — — Amortization of deferred gain from reinsurance contracts 14 23 (37) (148) Accretion of net premiums, discounts, and other 18 31 3 3 Investment losses (gains) 15 (36) (28) (10) Deferred income tax (benefit) expense (351) 505 (140) 895 Net foreign exchange gain — (17) — — Changes in operating assets and liabilities: Funds withheld by ceding companies 1,575 (1,705) (605) (3,883) Future policy benefits for life insurance and annuity contracts (614) (359) 849 (390) Policyholder contract deposits (337) (208) (105) (216) Liability for unpaid losses and loss adjustment expenses (283) (142) (124) (380) Deferred gain from reinsurance contracts 167 — 72 — Unearned premiums — — (9) (35) Collateral deposit liability (20) (13) — — Income taxes (117) (134) 178 (50) Reinsurance payable 28 185 (533) 267 Other, net 20 27 (35) 11 Net cash used in operating activities $ (426) $ (331) $ (126) $ (491) Cash flows from investing activities Proceeds from: Sale of fixed maturity securities, available for sale 2,118 774 131 449 Maturities of fixed maturity securities, available for sale 592 142 97 107 Sales and maturities of other invested assets 112 145 1,024 244 Sales and maturities of short term investments 3,319 447 971 227 Purchases of: Fixed maturity securities, available for sale (987) (915) (918) (181) Other invested assets (390) (129) (158) (52) Short term investments (4,460) (373) (924) (307) Net cash provided by investing activities $ 304 $ 91 $ 223 $ 487 Cash flows from financing activities Net proceeds from issuance of debt obligations 247 — — — Repayment of debt obligations (242) — — — Net cash provided by financing activities $ 5 $ — $ — $ — Net (decrease) increase in cash (117) (240) 97 (4) Cash at the beginning of the period (1) 187 428 85 89 Cash at the end of the period $ 70 $ 187 $ 182 $ 85 *Not covered by the auditor's report (1) Includes cash proceeds from long-term debt obligations issued on June 2, 2020 concurrent with the business combination. Refer to Note 4 and Note 10. Consolidated Financial Statements | FGH Parent, L.P. 8

FGH Parent, L.P. Consolidated Statements of Cash Flows (continued) (in millions) Successor Partnership Predecessor Company Year ended December 31, Period from June 2, to December 31, Period from January 1, to June 1, Year ended December 31, 2021* 2020 2020 2019 Supplementary information Cash paid for interest $ 7 $ 4 $ — $ — Cash paid for taxes, net of refunds $ 407 $ 71 $ 18 $ 124 Non-cash transactions: Premiums and deposits on policies reinsured through funds withheld arrangements $ 280 $ 170 $ 118 $ 297 Claims, withdrawals and surrenders on policies reinsured through funds withheld arrangements $ 2,566 $ 1,485 $ 1,050 $ 2,741 Non-cash dividend paid to AIG Inc. (Note 14) $ — $ — $ 2 $ — Receipt of securities from funds withheld arrangements $ 660 $ 314 $ 270 $ 774 *Not covered by auditor's report See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | FGH Parent, L.P. 9

FGH Parent, L.P. Notes to Consolidated Financial Statements 1. Organization and Nature of Operations Current Organizational Structure FGH Parent, L.P. (the "Partnership") is a Bermuda limited partnership and is the ultimate group holding entity of the following wholly owned direct and indirect subsidiaries: • Fortitude Group Holdings, LLC ("FGH"), a holding company, formed under the laws of the State of Delaware, United States of America. FGH was the ultimate group holding company prior to the formation of the Partnership. • Fortitude Reinsurance Company Ltd. ("FRL"), a Bermuda domiciled company registered under the Insurance Act 1978 and related regulations, as amended (the "Bermuda Insurance Act") as a Class 4 and Class E composite reinsurance company and is primarily a reinsurer of general insurance and life insurance run-off business. • Fortitude Life & Annuity Solutions, Inc. ("FLAS"), a licensed third party administrator for life and annuity business in the State of Nevada, is incorporated in the State of Delaware. Effective May 7, 2020, FLAS was no longer consolidated by the Partnership. Refer to Note 14 for detail on the transfer of FLAS to American International Group Inc. ("AIG") and Note 16 for the subsequent acquisition from AIG on January 3, 2022. • Fortitude P&C Solutions, Inc. ("FPCS"), a licensed third party administrator for property and casualty business in the State of Illinois, is incorporated in the State of Delaware. Effective May 7, 2020, FPCS was no longer consolidated by the Partnership. Refer to Note 14 for detail on the transfer of FPCS to AIG and Note 16 for the subsequent acquisition from AIG on January 3, 2022. • Fortitude Group Services, Inc. ("FGS"), a management services company, which is incorporated in the State of Delaware, United States of America. • Fortitude Re Investments, LLC. ("FRI"), an investment holding company, which is organized in the State of Delaware, United States of America. • Fortitude International Reinsurance Ltd. ("FIRL"), a Bermuda exempted company, incorporated on November 18, 2021, was registered with effect from January 1, 2022 under the Bermuda Insurance Act as a Class 4 and Class E composite reinsurance company. • Fortitude International Group Services Ltd. ("FIGS"), is a management services company, formed under the laws of Bermuda. • Fortitude International Group Holdings ("FIGH"), is the holding company of FIRL and FIGS, formed under the laws of the United Kingdom. • Fortitude International Ltd. ("FIL"), an intermediate holding company, formed under the laws of Bermuda. The Partnership is owned by Carlyle FRL, L.P. ("Carlyle FRL"), an investment fund advised by an affiliate of The Carlyle Group Inc. ("Carlyle"), an SEC-registered global investment firm, T&D United Capital Co., Ltd. ("T&D"), a wholly-owned subsidiary of T&D Holdings, Inc., a listed Japanese insurance group, and AIG, an SEC-registered company, with interests of 71.5%, 25.0% and 3.5%, respectively. Unless the context indicates otherwise, the terms ”the Partnership” “we,” “us” or “our” refers to the consolidated group of FGH Parent, L.P. and subsidiaries. Prior Organizational Structure On August 8, 2018, the shares of FRL were contributed into FGH by AIG in consideration for 10,000 membership units of FGH such that FRL became a wholly owned subsidiary of FGH. AIG completed the sale of 19.9% of the total issued membership units ("2018 Sale") in FGH to TC Group Cayman Investment Holdings, L.P., an affiliate of Carlyle on November 13, 2018. As of December 31, 2018, AIG had contributed capital of $2,620 million to FRL to support its operations and local capital requirements. On November 25, 2019, FGH entered into a membership interest purchase agreement with AIG, Carlyle, Carlyle FRL, T&D and T&D Holdings, Inc., pursuant to which Carlyle FRL agreed to purchase from AIG a 51.6% ownership interest in FGH and T&D agreed to purchase from AIG a 25% ownership interest in FGH ("2019 Sale"). At closing, Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 10

Carlyle contributed its existing 19.9% interest in FGH to Carlyle FRL. The closing of the 2019 Sale was complete with effect from June 2, 2020 whereupon 7,150 membership units of FGH (71.5%) were owned by Carlyle FRL, 2,500 membership units (25%) were owned by T&D and 350 membership units (3.5%) were owned by AIG. In accordance with the terms of the 2019 Sale, FGH, AIG and Carlyle FRL agreed, effective upon the closing of the transaction: (i) AIG's investment commitment targets into various Carlyle strategies and vehicles, minimum investment management fee payments and make-whole fee condition were assumed by FGH and (ii) the purchase price was subject to a post-closing price adjustment pursuant to which AIG would pay FRL for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million. The adverse development price adjustment and the subsequent early termination of the adverse development cover are further described in Note 8. Effective October 1, 2021, Carlyle FRL, T&D and AIG entered into an Amended and Restated Exempted Limited Partnership Agreement pursuant to which each party contributed the entirety of their membership units held within FGH to the Partnership in exchange for the Partnership's issuance of Class A Units ("Owners' Equity") to each party (the "Restructuring"). Following the Restructuring, the Partnership is the direct parent entity of FGH and 715,000 units (71.5%) of the Partnership are owned by Carlyle FRL, 250,000 units (25.0%) are owned by T&D and 35,000 units (3.5%) are owned by AIG. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 11

2. Basis of Presentation The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All material intercompany transactions have been eliminated. All amounts are presented in United States dollars. Certain prior period amounts in the consolidated statement of cash flows have been reclassified to conform to the 2021 presentation. In December 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-12 Definition of a Public Business Entity which provides a single definition of the term 'public business entity'. The definition within ASU 2013-12 includes a business entity that is required to file or furnish financial statements with the U.S. Securities and Exchange Commission ("SEC"), including when financial statements are included in another entity's filing. As described in Note 1 and Note 14, as of December 31, 2019 and until June 2, 2020, 19.9% of the membership units of the Fortitude Group Holdings, LLC ("FGH") were owned directly by TC Group Cayman Investment Holdings, L.P. ("TCGCIH"). Subsequent to June 2, 2020 and through December 31, 2020, 19.9% of the membership units of FGH Parent L.P. were owned indirectly by Carlyle, through Carlyle’s interest in Carlyle FRL. Carlyle is required under SEC Regulation S-X, Rule 3-09 ("Rule 3-09"), Separate Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Person, to file the Partnership's consolidated financial statements as of December 31, 2021 and for the year ended December 31, 2021 on an unaudited basis, as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020, the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 on an audited basis within its Form 10-K for the year ended December 31, 2021. The Partnership's consolidated financial statements and related disclosures have therefore been prepared in accordance with the Partnership's designation as a public business entity. As the Partnership is a public business entity solely because of the application of Rule 3-09 it is not required to adopt forthcoming accounting standards on the effective date applicable to SEC filers. Further, the Partnership is not required to apply existing accounting standards applicable only to public entities, including those set forth in ASC 280, Segment Reporting. Legal Entity Restructuring The Restructuring and 2019 Sale were accounted for under the acquisition method of accounting. As the Restructuring represented both the formation of the Partnership and the transfer of the membership units of FGH to the Partnership between entities under the control of the same parent company (Carlyle FRL), the Restructuring constituted a transaction between entities under common control. When accounting for an exchange of equity between entities under common control, the receiving entity, FGH Parent L.P., shall initially measure the recognized assets and liabilities at the historical cost of the parent entity. If the carrying amounts of the assets and liabilities transferred differ from the historical cost of the parent of the entities under common control, then the financial statements of the receiving entity shall reflect the transferred assets and liabilities at the historical cost of the parent as of the date of the transfer. Prior to June 2, 2020, the basis of all identifiable assets acquired and liabilities assumed of Carlyle FRL is fair value which differed from that of Fortitude Group Holdings, LLC. Therefore, ASC Topic 805 necessitates the "pushdown" of the Carlyle FRL basis as of June 2, 2020 to the Partnership. The application of "pushdown" accounting creates a new basis of accounting for all assets and liabilities based on fair value. As a result, the Partnership's results of operations and cash flows subsequent to the Restructuring are not comparable with those prior to June 2, 2020, and therefore have been segregated to indicate pre-acquisition and post-acquisition periods. The pre-acquisition period to June 1, 2020 is referred to as the Predecessor Company, named "Fortitude Group Holdings, LLC" ("FGH"). The post-acquisition period, June 2, 2020 and forward, includes the impact of acquisition accounting and is referred to as the Successor Partnership, named "FGH Parent, L.P.". Similarly, since the Restructuring was among entities under common control, the successor period financial statements are permitted to be presented as a Partnership despite the transaction occurring in a period subsequent to those periods presented herein. Refer to Note 4 for additional information on the application of "pushdown" accounting. The new basis of accounting will be the basis of the accounting records in the preparation of future consolidated financial statements and related disclosures after June 2, 2020. The preparation of financial statements requires management to make estimates and assumptions when applying accounting policies that often involve a significant degree of judgment. The Partnership's accounting policies that are most dependent on the application of estimates and assumptions are those related to the determination of: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 12

• Fair value measurements of investments including our interest in funds withheld by ceding companies; • Valuation of future policy benefit liabilities including timing and extent of loss recognition; • Estimates of liability for unpaid losses and loss adjustment expenses; • Estimates of the remaining life of the underlying contracts, which is used as the basis for amortizing the value of business acquired and deferred gains from long duration reinsurance contracts; • Estimates of the timing and amount of future cash flows, which is used as a basis for amortizing the deferred gains from the short duration reinsurance contracts; and • Estimates with respect to income taxes, including the recoverability of deferred income tax assets. Additional details regarding these and other estimates and assumptions are included within the significant accounting policies and the related disclosures that follow. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Partnership's consolidated financial condition, results of operations and cash flows could be materially affected. Our operations are influenced by many factors, including general economic conditions, the financial condition of our cedants, the monetary and fiscal policies of the government of Bermuda and other countries in which the Partnership operates and the policies of the Bermuda Monetary Authority (BMA). We are exposed to the market risks normally associated with a portfolio of fixed income securities, which include interest rate, liquidity, and credit spread risks as well as risks impacting reserves. Refer to Note 7 and Note 9 for additional information regarding these risks. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 13

3. Summary of Significant Accounting Policies The following summarizes our significant accounting policies. (a) Investments and Cash Funds withheld by ceding companies: Funds withheld by ceding companies represents a reinsurance receivable collateralized by segregated portfolios of investments maintained by the ceding companies. While the investments maintained in the funds withheld by ceding companies are legally owned by the ceding companies, the investments are separately identified from their general accounts and, pursuant to our contractual terms with those ceding companies, all future realized and unrealized gains and losses and net investment income on the investments accrue to us. The Partnership is entitled to all economic rights and obligations on the collateral as if the Partnership held the investments directly. We have therefore elected to present funds withheld by ceding companies within the total investments subheading on the balance sheet. The application of "pushdown accounting", as discussed in Note 2 and Note 4, permitted the Successor Partnership to elect the fair value option for eligible financial assets and liabilities with effect from June 2, 2020. The Successor Partnership made the irrevocable election to apply the fair value option to the funds withheld by ceding companies with effect from this date. The Partnership has elected to report the net investment income and net investment gains (losses) arising from the underlying investments maintained within the funds withheld by ceding companies account in the same financial statement line that such investment income would have been recorded had the Partnership held the investments directly. The change in fair value of funds withheld by ceding companies, excluding alternative investments, is presented separately within the consolidated statements of (loss) income. The change in fair value of alternative investments collateralizing the funds withheld by ceding companies is recorded within net investment income. For the Predecessor Company, the reinsurance agreements contained an embedded derivative because the ceding companies are paying an interest rate attributable to the returns on the portfolio of investments which collateralize the reinsurance receivable that is not associated with the ceding companies own credit risk. The fair value of the embedded derivative on the reinsurance agreements was included in funds withheld by ceding companies in the consolidated balance sheets. As the funds withheld assets are settled on a quarterly basis the fair value of the embedded derivatives was equal to the unrealized gain or loss on the segregated investment portfolio. Fixed maturity securities, available for sale: Fixed maturity securities classified as available for sale are carried at fair value. Unrealized gains and losses from available for sale investments in fixed maturity securities are reported as a separate component of accumulated other comprehensive (loss) income, net of deferred income taxes. Investments in fixed maturity securities are recorded on a trade-date basis. As discussed in Note 4, consistent with the application of "pushdown" accounting, the carrying value of the funds withheld by ceding companies and fixed maturity securities available for sale portfolios for the Successor Partnership was reset to fair value as of June 2, 2020. Other invested assets: Other invested assets include private equity funds, certain fixed maturity securities and derivative instruments. We elected the fair value option for certain fixed maturity securities. We utilize net asset value ("NAV") as an estimate of fair value for our private equity funds, which is a permitted practical expedient. Derivative instruments are carried at fair value. Changes in fair value of other invested assets are reported in net investment income. Short-term investments: Short-term investments are comprised of highly liquid securities with remaining maturities of one year or less, but greater than three months, at the time of purchase and short-term bank loan securities. These securities are stated at amortized cost which approximates fair value. Cash: This consists of cash on hand, demand deposits and highly liquid debt instruments with an original maturity of three months or less. (b) Reinsurance Assumed reinsurance: We assume both life and annuity and general insurance reinsurance and investment contracts under modified co-insurance and funds withheld arrangements. The mortality and timing risks related to certain life blocks of business, such as whole life, universal life, and pension risk transfer annuities with life contingencies were transferred to us and are subject to reinsurance accounting. The remaining blocks of life business, such as fixed annuities and structured settlements without life contingencies, lacked mortality risks, and thus could not achieve risk transfer. Accordingly, these reinsured contracts are subject to deposit accounting, rather Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 14 than reinsurance accounting. The general insurance lines of business qualify to be accounted for as retroactive reinsurance. Deferred Gain - Long Duration: The difference between the consideration received and the liabilities assumed under the reinsurance contract is recorded as a deferred gain from reinsurance contracts in the consolidated balance sheets. The deferred gain is amortized over the lives of the reinsured policies in relation to expected benefit payments or insurance in-force for insurance contracts. The amortization is included within "Policyholder benefits and losses incurred" within the consolidated statements of (loss) income. Deferred Gain - Short Duration: Retroactive reinsurance contracts provide indemnification with respect to past loss events. For these contracts, the difference between the consideration received and the liabilities assumed under the reinsurance contract, represents a net cost of reinsurance liability and is recorded as a deferred gain from reinsurance contracts in the consolidated balance sheets. The deferred gain is amortized into income over the settlement period of the assumed reserves using an effective interest rate method. In applying the interest method an effective interest rate is derived for these retroactive reinsurance contracts based on the expected timing and amount of the loss and loss adjustment expense payments such that the present value of these estimated payments equals the consideration received. We monitor subsequent development on losses that occur during the retroactive period and will revise the deferred gain balance on a cumulative basis. The revised deferred gain balance is determined using the retrospective method so that the adjusted balance reflects the amount that would have existed had the revised estimates been available at the inception of the reinsurance transactions. The amortization, including any catch up adjustment recorded during the period of change, is included within "Policyholder benefits and losses incurred" within the consolidated statements of (loss) income. Value of business acquired ("VOBA"): The VOBA intangible liability represents the difference between estimated fair value of future best estimate liability cash flows and the Partnership's liability for future policyholder benefits and contract deposits after adjusting for current assumptions measured as of the business combination date. The fair value estimate incorporated the following market participant based assumptions: • Projections of future liability cash flows; • A risk-free discount rate, representing the time value of money excluding non-performance risk; • An adjustment to the risk-free discount rate to reflect the Partnership's credit rating and claims paying ability to reflect non-performance risk; and • The inclusion of a market risk margin to account for the inherent uncertainty in the liability cash flows. This VOBA liability is amortized over the lives of the reinsured policies of up to 70 years, in relation to expected benefit payments or insurance in-force amounts for insurance contracts. The amortization is included within "Policyholder benefits and losses incurred" within the consolidated statements of (loss) income. (c) Future policy benefits for life insurance and annuity contracts Future policy benefits for life insurance and annuity contracts include retirement products whose payments depend on contract holder’s survival such as structured settlements with life contingencies, single premium immediate annuities ("SPIA") with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as whole life ("WL") and return of premium ("RoP") term, accident & health ("A&H") and long term care ("LTC"). For these long duration traditional products, “locked-in” assumptions apply. The assumptions used to estimate benefit liabilities are set when a contract is issued and do not change with changes in actual experience unless a loss recognition event occurs. These “locked-in” assumptions include mortality, morbidity, persistency, maintenance expenses, and investment returns and include margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. Periodically, we are required to evaluate these “locked-in” assumptions. A loss recognition event occurs when there is a shortfall between the carrying amount of future policy benefit liabilities and estimated future policy benefit liabilities determined by applying current best estimate assumptions. If we determine a loss recognition event has occurred, we would record additional liabilities through a charge to future benefits expense. We would then replace the old “locked-in” assumption set with the current best estimate. These assumptions were "locked-in" at June 2, 2020 as the best estimate assumptions at that time during the application of purchase accounting, as discussed further in Note 4. Future reserves would be set by reviewing the updated best estimate assumptions periodically and making further adjustments where necessary. Other Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 15 adjustments include unearned premium liabilities, incurred but not reported claims, and disabled lives reserves where Accident & Health products such as disability income have claimants receiving ongoing benefits. (d) Policyholder contract deposits The liability for policyholder contract deposits is recorded at accumulated or fund value (deposits received, plus accrued interest credited, less withdrawals, charges and fees). Amounts collected on investment-oriented products are not recognized as revenues, because they are recorded directly to policyholder contract deposits upon receipt. Policyholder contract deposits are primarily comprised of deferred annuities and annuities issued in structured settlement arrangements, single premium immediate annuities ("SPIA") contracts with no life contingent features and universal life contracts. The liability for these products represents an estimate of the present value of future benefits using an interest rate determined at the treaty inception date. The liability for deferred annuities in the accumulation phase is set equal to the contracts' fund value. For universal life contracts that are determined to have profits in earlier years and losses in subsequent years from the insurance benefits, an additional liability is established in addition to the fund value to recognize the portion of amounts assessed against the contract holder (costs of insurance and all other charges and margins) that compensates us for benefits to be provided in future periods. (e) Liability for unpaid losses and loss adjustment expenses Loss reserves and loss adjustment expense ("LAE") represent estimates of unpaid claims, including estimates for claims incurred but not reported and loss adjustment expenses ("IBNR"), less applicable discount. We regularly review and update the methods used to determine loss reserve estimates. Because these estimates are subject to the outcome of future events, changes in estimates are common given that loss trends vary and time is often required for changes in trends to be recognized and confirmed. Reserve changes that increase previous estimates of ultimate loss are referred to as unfavorable or adverse development. Reserve changes that decrease previous estimates of ultimate cost are referred to as favorable development. Prior year development can refer to either favorable or unfavorable development. The Partnership discounts its workers' compensation exposures based on the following assumptions: (i) the tabular workers’ compensation discount is calculated based on a 3.5 percent interest rate and the mortality rate used in the 2007 U.S. Life Table; and (ii) the non-tabular workers’ compensation discount is calculated by subtracting tabular workers’ compensation discount from total workers’ compensation discount. To calculate total workers’ compensation discount, we use a consistent discount rate (U.S. Treasury rates plus a liquidity premium), along with the use of payout patterns specific to our primary and excess workers’ compensation portfolios, to discount our workers’ compensation reserves. The discount rates and payout patterns are updated periodically. Premium Deficiency: The Partnership recognizes a premium deficiency reserve if the expected unpaid ultimate losses and loss adjustment expenses from future insured events exceed the related unearned premiums and other liabilities established and anticipated investment income. Any future expected losses on unearned premium is recorded as an increase to loss and loss adjustment expense reserves within the consolidated balance sheets and included within policyholder benefits and losses incurred within the consolidated statements of income. (f) Collateral Deposit Liability The Partnership has contractually assumed certain environmental protection plan ("EPP") and clean-up cost cap ("CCC") exposures. EPP and CCC products are designed to incorporate elements of program funding (investment risk on EPP) along with cost overrun protection (insurance risk on CCC) for the remediation of known environmental contamination issues. Effective with the contract modification described in Note 8, the Partnership recognizes proceeds received under EPP programs as a collateral deposit liability, given insurance risk is not transferred under such funding programs. As losses funded by the policyholder are paid, the collateral deposit liability is reduced and as interest, estimated by applying the effective yield method, is accrued, the collateral deposit liability is increased. (g) Other assets and other liabilities Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 16

Other assets primarily consist of accrued interest receivable on fixed maturity securities and other investment- related receivables. Other liabilities primarily consist of expense accruals and other payables. (h) Income Taxes The income tax provision is calculated under the asset and liability method. We recognize deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences between the financial statement and tax return basis of assets and liabilities based on enacted tax rates and other provisions of the tax law. Deferred tax assets and liabilities are recognized for the timing differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis at the balance sheet date. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that in management’s opinion, is more likely than not to be realized. The Partnership evaluates the recoverability of deferred tax assets and establishes a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires the Partnership to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed. The Partnership framework for assessing the recoverability of deferred tax assets requires consideration of all available evidence, including: (i) the nature, frequency, and severity of cumulative financial reporting losses in recent years; (ii) the predictability of future operating profitability of the character necessary to realize the net deferred tax asset; (iii) the carry forward periods for the net operating loss, capital loss and foreign tax credit carry forwards, including the effect of reversing taxable temporary differences; and (iv) prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. The Partnership formed a number of non-U.S. entities during 2021. There were no activities undertaken in these entities during 2021 and, as such, all tax related items presented herein, including current and deferred tax expense, tax balances, and a valuation allowance assessment related to FGH and its direct and indirect subsidiaries. (i) Premiums and Policy Fees We assume premiums and policy fee revenues from ceding insurance companies. Premiums for short-duration contracts are recorded as written on the inception date of the policy. For short-duration insurance contracts, premiums are generally earned on a pro-rata basis over the terms of the related policies. For traditional long- duration insurance contracts (including term and whole life contracts and certain annuities), premiums are earned when due. Estimates for premiums due but not yet collected are accrued. For annuities and structured settlements without significant mortality or morbidity risk (investment contracts) and universal life contracts (long-duration contracts with terms that are not fixed or guaranteed), premiums received are reported as policyholder contract deposits. Policy fees represent revenues recognized from insurance contracts consisting of policy charges for cost of insurance and policy administration charges. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate us for the services to be provided in the future, in which case they are deferred. (j) Foreign currency Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date and the related translation adjustments are recorded as a separate component of other comprehensive Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 17 income (loss), net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Other foreign currency assets and liabilities that are considered monetary items are translated at exchange rates in effect at the balance sheet date. Foreign currency revenues and expenses are translated either at transaction date exchange rates or using a weighted average exchange rate for the reporting period. These exchange gains and losses are recognized in net foreign exchange gains within the consolidated statements of income. (k) Statement of Cash Flows presentation of funds withheld by ceding companies Withdrawals from our funds withheld reinsurance arrangements are based on statutory levels of the associated assets and liabilities. The excess (shortfall) under these agreements is settled on a periodic basis and can be settled in either cash or securities depending on the specific reinsurance agreement. The portion settled in cash is reflected in cash from operations with the securities portion being reflected as a non-cash transaction. The Partnership presents activity within funds withheld by ceding companies as well as activities related to the reinsurance arrangements as operating cash flows. (l) Long term debt Long term debt is recorded within the consolidated balance sheets as proceeds received less unamortized issuance costs. Debt issuance costs are capitalized and amortized over the estimated life of the debt. Income Statement Presentation of Changes in the Fair Value of Certain Investments Collateralizing the Funds Withheld by Ceding Companies During the period of January 1, 2020 to June 1, 2020 (Predecessor Company), the Partnership elected to change the income statement presentation for changes in fair value relating to (1) real estate joint ventures and (2) fixed maturity securities for which the fair value option has been elected (presented within funds withheld by ceding companies within the consolidated balance sheet). The retrospective presentation was adopted to align with general market views regarding changes in fair value for these types of investments to be considered as a component of the primary net income. The following financial statement line items for 2019 were affected by the change: Predecessor Company Year ended December 31, Net investment income Change in fair value of funds withheld (in millions) 2019 2019 As previously reported $ 1,933 $ 3,907 Impact of change 31 (31) As reported $ 1,964 $ 3,876 The change in presentation did not have any impact upon net income or members' equity for the year ended December 31, 2019. Accounting Standards Adopted During 2021 ASU 2020-01 Investments - Equity Securities In January 2020 the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update "ASU" 2020-01 effective for fiscal years beginning after December 15, 2020. The amendment clarified the interaction of the accounting for equity securities, forward contracts and purchased options under the equity method of accounting. The adoption of this standard did not have any impact on our consolidated financial statements and disclosures. ASU 2021-01 Reference Rate Reform (Topic 848): Scope In January 2021 the FASB issued ASU 2021-01 clarifying that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivatives affected by the discounting transition. The adoption of this standard did not have any impact on our consolidated financial statements and disclosures. Future Adoption of Accounting Standards ASU 2020-03 Codification Improvements to Financial Instruments: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 18

In March 2020, the FASB issued ASU 2020-03 which makes narrow-scope improvements to various topics within the codification relating to financial instruments, inclusive of the new credit losses standard as described below. The amendments related to certain specific issues covered by the ASU were effective immediately upon the issuance of the ASU, and had no impact on our consolidated financial statements and disclosures. Other specific issues covered by the ASU related to the measurement of credit losses on financial instruments will become effective upon our adoption of ASU 2016-13 and the related ASUs as further described below. ASUs 2016-13, 2018-19, 2019-04, 2019-05, 2019-10, 2019-11, 2020-02 Financial Instruments - Credit Losses - Measurement of Credit Losses on Financial Instruments: In June 2016, the FASB issued an accounting standard that will change how entities account for credit losses for most financial assets, trade receivables and reinsurance receivables. The standard will replace the existing incurred loss impairment model with a new “current expected credit loss" model that generally will result in earlier recognition of credit losses. The standard will apply to financial assets subject to credit losses, including loans and reinsurance receivables measured at amortized cost. Additionally, the impairment of available-for-sale debt securities are subject to the new guidance and will be measured in a similar manner, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard will also require additional information to be disclosed in the notes to the financial statements. We plan to adopt the standard on its effective date, January 1, 2023. We are continuing to develop our implementation plan to adopt the standard and to assess the impact on our financial condition. The impact of adoption will be primarily dependent upon the composition and credit quality of our fixed maturity portfolio, trade receivables and reinsurance receivables at the adoption date as well as economic conditions and forecasts at that time. The adoption is not expected to result in a material impact to the consolidated financial statements. ASU 2018-12 Targeted Improvements to the Accounting for Long-Duration Contracts and ASU 2020-11 Effective Date and Early Application: In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity. The changes to the measurement, recognition, presentation and disclosure as provided by the new accounting standard update are summarized below: • Requires the review and update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted below) in the income statement; • Requires the discount rate assumption to be updated at the end of each reporting period using an upper medium grade (low-credit risk) fixed income instrument yield that maximizes the use of observable market inputs and recognizes the impact of changes to discount rates in other comprehensive income (loss); • Requires the measurement of all market risk benefits associated with deposit (or account balance) contracts at fair value through the income statement with the exception of instrument-specific credit risk changes, which will be recognized in other comprehensive income (loss); and • Requires significant disclosures, including disclosures of disaggregated roll-forwards of policy benefits, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes. We are evaluating the methods of adoption and impact of the standard on our consolidated statements of income, consolidated financial position, consolidated cash flows and required disclosures. The adoption of this standard is expected to have a significant impact on our results of operations and required disclosures, as well as our processes and controls. In November 2020, the FASB issued ASU 2020-11 Effective Date and Early Application to defer the effective date of the ASU by one year in response to implementation disruptions due to COVID-19. We plan to adopt the new standard no later than its revised effective date of January 1, 2025. ASU 2019-12 Simplifying the Accounting for Income Taxes: In December 2019, the FASB issued ASU No. 2019-12 which eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in interim periods. ASU 2019-12 also clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. This standard update is not expected to have a material impact upon the consolidated statements of income, Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 19 consolidated financial position, consolidated cash flows or required disclosures. We plan to adopt the ASU on its effective date of January 1, 2022. 4. Business Combinations As referenced in Note 2, the Partnership has applied “pushdown” accounting in accordance with the guidance in ASC Topic 805, Business Combinations, which included the initial recognition of the Partnership's assets and liabilities at fair value as of the acquisition date, June 2, 2020. Concurrent with the application of "pushdown" accounting, discussed in Note 8, the Partnership applied contract modification accounting in accordance with the guidance set forth in ASC Topic 944, Insurance Contracts, and concluded the contribution of the adverse development cover constituted a substantial modification of the general insurance loss portfolio transfers (LPTs). Furthermore, and also concurrent with the application of "pushdown" and modification accounting, all letters of credit held with AIG were terminated and replaced with a $250 million term loan as part of a syndicated banking facility agreement, effective June 2, 2020, as further described in Note 10. The aggregate implied consideration of $2,845 million was comprised of the sum of $2,345 million of cash consideration (inclusive of a purchase price adjustment related to an adverse development cover with a fair value of $130 million net of tax as further described in Note 1 and Note 8) and a $500 million dividend related purchase price adjustment. A bargain purchase gain was recognized in the amount of $340 million, representing the difference between the fair value of the net assets of the Partnership of $3,185 million and the implied consideration of $2,845 million. This bargain purchase gain was allocated to the Partnership as a component of owners' equity, as required in the application of “pushdown” accounting to reflect the transaction and the new basis of net assets recorded. The following table summarizes the fair value of assets acquired and liabilities assumed at the acquisition date and represents amounts recognized by the Partnership for each major class of assets and liabilities, after application of "pushdown" accounting and the recognition of the impacts of the substantial modification to the general insurance LPTs and the issuance of the credit facility, both of which occurred concurrently with the business combination: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 20

(in millions) Successor Partnership Assets: June 2, 2020 Investments: Funds withheld by ceding companies, at fair value $ 40,985 Fixed maturity securities available for sale, at fair value 3,213 Other invested assets, at fair value 237 Short term investments 60 Total investments 44,495 Cash 428 Deferred income taxes, net 453 Other assets 109 Total assets $ 45,485 Liabilities: Future policy benefits for life insurance and annuity contracts $ 28,587 Policyholder contract deposits 4,358 Liability for unpaid losses and loss adjustment expenses 3,794 Value of business acquired 4,412 Collateral deposit liability 221 Deferred gain from reinsurance contracts 78 Payable to related party 396 Tax payable 108 Long term debt 245 Other liabilities 101 Total liabilities $ 42,300 Net assets acquired $ 3,185 Aggregate implied consideration 2,845 Bargain purchase gain $ 340 The primary acquisition accounting adjustments arising from "pushdown" accounting related to the following as of June 2, 2020: • The derecognition of the deferred gain from reinsurance contracts of $2,467 million; • The liability for future policy benefits for life insurance and annuity contracts were increased by $1,778 million to reflect a current best estimate set of assumptions driven primarily by interest rate movements, represented by Gross Premium Value ("GPV"), as further discussed in Note 9; • The derecognition of the unearned revenue reserve for the interest sensitive universal life line of business of $111 million, as further discussed in Note 9; • The recognition of the value of business acquired, representing the difference between the fair value of future policy benefits for life insurance and annuity contracts and policyholder contract deposits and their carried amount, as further discussed in Note 9; • The substantial modification of the general insurance LPTs resulting in the recognition of a collateral deposit liability of $221 million, the derecognition of unearned premium of $207 million and the recognition of a deferred gain of $78 million as of June 2, 2020, as further discussed in Note 8; • The issuance of a $250 million term loan net of $6 million debt issuance costs as further discussed in Note 10 which occurred concurrently with the business combination; and • The taxation impacts of the above. Further, the cost basis of the funds withheld by ceding companies and fixed maturity securities available for sale was reset to fair value as of June 2, 2020, as further discussed in Note 7. The bargain purchase gain is included in owners' equity and represents the difference between the fair value of net assets acquired and the consideration transferred on the acquisition date. It is attributable to appreciation in the fair value of the net assets of the Partnership over the time period between the date that the parties finalized the 2019 Sale terms and the closing date of June 2, 2020. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 21

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

5. Significant Transactions

The Partnership acquires blocks of legacy reserves through legal entity acquisitions and reinsurance agreements. The following table summarizes significant transactions completed between February 12, 2018 and December 31, 2021. Values are shown in millions at the execution date of transaction.

Transaction	Execution Date	Total Liabilities Assumed	Total Assets Transferred	Deferred Gain	Primary Nature of Transaction
2021 Inception:					
Coinsurance agreement with USAA Life Insurance Company ('USAA")	October 28, 2021	$2,882	$3,320	$438	Legacy annuity closed block of business on a funds withheld basis
	Total	**$2,882**	**$3,320**	**$438**	
2020 Inception:					
Commutation and modified coinsurance agreement with American General Life Insurance Company ("AGL") Modified coinsurance agreement with the United States Life Insurance Company in the City of New York ("USL")	July 1, 2020	$385	$427	$42	Partial commutation of interest rate sensitive life insurance policies and modified coinsurance assumption of certain deferred and single premium annuity policies and terminal funding arrangements.
	Total	**$385**	**$427**	**$42**	
2018 Inception:					
Modified co-insurance agreement with AGL, USL and The Variable Annuity Life Insurance Company ("VALIC")	February 12, 2018	$25,545	$27,592	$2,047 (1)	Modified coinsurance assumption, on a funds withheld basis, of run-off life and annuity liabilities with life contingencies, subject to reinsurance accounting.
		$5,022	$5,421	$399 (1)	Modified coinsurance assumption, on a funds withheld basis of fixed annuities and structured settlements without life contingencies, subject to deposit accounting.
Reinsurance agreements with AIG's US domestic property and casualty insurance companies which are direct wholly-owned subsidiaries of AIG Property Casualty U.S., Inc. ("AIG PC US") Novation from Eaglestone Reinsurance Company, an AIG affiliated insurance company	February 12, 2018	$4,505	$5,041	$536 (1)	Reinsurance on a funds withheld basis comprised of 12 loss portfolio transfers and a single novation agreement to assume run-off property and casualty insurance liabilities. Coverages assumed include excess workers' compensation, pollution, environmental, healthcare, commercial, auto and other casualty exposures.
Retrocession agreement with American International Reinsurance Company, Ltd.	February 12, 2018	$1,250	$1,255	$5 (1)	Reinsurance on a 100% quota share basis of certain occupational pension programs in the United Kingdom.
	Total	**$36,322**	**$39,309**	**$2,987**	

(1) The deferred gain on transactions occurring before June 2, 2020 was derecognized at that date as a result of the application of pushdown accounting.

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6. Fair Value Measurements Fair Value Measurements on a Recurring Basis We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions. The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions. Fair Value Hierarchy Assets recorded at fair value in the consolidated balance sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs: • Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments. • Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. • Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability. In addition, certain of our other invested assets are measured at fair value using net asset value ("NAV") per share (or its equivalent) as a practical expedient and have not been classified within the fair value hierarchy above. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The following is a description of the valuation methodologies used for financial instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability. Valuation of Financial Instruments Measured at Fair Value Funds Withheld by Ceding Companies The reinsurance transactions entered into by FRL were structured as modified coinsurance and LPTs with funds withheld which are accounted for at fair value through the election of the fair value option as discussed in Note 3. The fair value of the underlying assets collateralizing the funds withheld by ceding companies is generally based on market observable inputs using industry standard valuation techniques but also requires certain significant unobservable inputs for specific asset classes. The level in the fair value hierarchy assigned to the funds withheld by ceding companies is based upon the observability of inputs used to value the underlying investment assets held at fair value within the funds withheld portfolio. Fixed Maturity Securities Available for Sale Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 23

The methodology below is relevant for all fixed maturity securities including residential mortgage backed securities ("RMBS"), commercial mortgage backed securities ("CMBS"), collateralized debt obligations ("CDO"), other asset- backed securities ("ABS") and fixed maturity securities issued by government sponsored entities and corporate entities. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets. We employ independent third-party valuation service providers that gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers. In addition, control processes are applied to the fair values received from independent third-party valuation service providers to determine the accuracy of these values. These control processes are designed to assess whether the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third- party valuation service providers through various analytical techniques, and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions. When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non- binding, or by employing market accepted valuation models. Other invested assets Other invested assets include our investments in private equity funds, certain fixed maturity securities for which we have elected the fair value option and derivative instruments. We utilize NAV as an estimate of the fair value for our private equity funds, which is a permitted practical expedient. Due to the time lag in the NAV reported by certain fund managers, we adjust the valuation for capital calls and distributions that occur between the date of the NAV and our consolidated financial statements. Certain hedge funds may contain illiquid investments. For these illiquid investments fair value as indicated by NAV may differ from market clearing price under stressed market conditions. Assets Measured at Fair Value on a Recurring Basis The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 24

Successor Partnership December 31, 2021 (in millions) Level 1 Level 2 Level 3 Fair Value Based on NAV as Practical Expedient Total Assets: Fixed maturity securities, available for sale: U.S. government and government sponsored entities $ — $ 650 $ — $ — $ 650 Obligations of states, municipalities and political subdivisions — 117 — — 117 Non-U.S. governments — 53 — — 53 Corporate debt — 1,027 — — 1,027 RMBS — 46 — — 46 CMBS — 263 — — 263 CDO / ABS — 110 — — 110 Total fixed maturity securities available for sale $ — $ 2,266 $ — $ — $ 2,266 Short term investments 1,032 174 12 — 1,218 Other invested assets — — — 679 679 Funds withheld by ceding companies 343 34,154 7,451 2,000 43,948 Total $ 1,375 $ 36,594 $ 7,463 $ 2,679 $ 48,111 Successor Partnership December 31, 2020 (in millions) Level 1 Level 2 Level 3 Fair Value Based on NAV as Practical Expedient Total Assets: Fixed maturity securities, available for sale: U.S. government and government sponsored entities $ — $ 992 $ — $ — $ 992 Obligations of states, municipalities and political subdivisions — 142 — — 142 Non-U.S. governments — 83 — — 83 Corporate debt — 1,716 — — 1,716 RMBS — 136 25 — 161 CMBS — 296 — — 296 CDO / ABS — 159 — — 159 Total fixed maturity securities available for sale $ — $ 3,524 $ 25 $ — $ 3,549 Short term investments — 5 5 — 10 Other invested assets — 25 — 288 313 Funds withheld by ceding companies 266 33,721 7,228 1,753 42,968 Total $ 266 $ 37,275 $ 7,258 $ 2,041 $ 46,840 The level in the fair value hierarchy assigned to the funds withheld by ceding companies is based upon the observability of inputs used to value the underlying investment assets held at fair value within the funds withheld portfolio. Quantitative Information About Level 3 Fair Value Measurements The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments relating to fixed maturity securities and other invested assets, which includes only those financial instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Weighted averages are calculated by weighting each input by the relative fair value of the respective financial instruments. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 25

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

December 31, 2021	Successor Partnership				
(in millions)	**Fair Value**	**Valuation Technique**	**Unobservable Input**	**Range (Weighted Average)**	**Impact of increase in the input on fair value**
Assets:					
Short term investments	$ 12	Discounted Cash Flow	Yield	2.04%	Increase

December 31, 2020	Successor Partnership				
(in millions)	**Fair Value**	**Valuation Technique**	**Unobservable Input**	**Range (Weighted Average)**	**Impact of increase in the input on fair value**
Assets:					
RMBS	$ 25	Discounted Cash Flow	Constant prepayment rate	4.57% - 15.00% (10.92%)	Increase/Decrease
			Constant default rate	0% - 6.60% (1.60%)	Decrease
			Severity	0% - 93.00% (37.44%)	Decrease
			Yield	0.89% - 3.42% (1.83%)	Increase
Short term investments	$ 5	Discounted Cash Flow	Yield	2.42%	Increase

The following is a reconciliation for all the Level 3 assets measured at fair value on a recurring basis:

	Successor Partnership Year Ended December 31, 2021							
(in millions)	**Beginning balance**	**Purchases**	**Contributions**	**Sales, maturities, redemptions**	**Change in fair value**	**Transfers in**	**Transfers out**	**Ending balance**
Assets								
Total fixed maturity securities available for sale	$ 25	$ —	$ —	$ (7)	$ —	$ —	$ (18)	$ —
Total Level 3 assets collateralizing funds withheld by ceding companies [(1)]	7,228	—	—	—	211	—	—	$ 7,439
Other invested assets	5	37	—	(30)	—	—	—	12
Total Level 3 assets	**$ 7,258**	**$ 37**	**$ —**	**$ (37)**	**$ 211**	**$ —**	**$ (18)**	**$ 7,451**

[(1)] The level 3 investments of the Successor Partnership presents total investments, accrued interest, cash, receivables and payables at fair value as a single instrument due to the Partnership's election of the fair value option on June 2, 2020.

	Successor Partnership Period from June 2, to December 31, 2020							
(in millions)	**Beginning balance**	**Purchases**	**Contributions**	**Sales, maturities, redemptions**	**Change in fair value**	**Transfers in**	**Transfers out**	**Ending balance**
Assets								
Total fixed maturity securities available for sale	$ 32	$ 23	$ —	$ (33)	$ —	$ 3	$ —	$ 25
Total level 3 assets collateralizing funds withheld by ceding companies[(1)]	6,736	—	—	—	492	—	—	7,228
Other invested assets	145	—	—	(145)	—	—	—	—
Short term investments	—	10	—	(5)	—	—	—	5
Total Level 3 assets	**$ 6,913**	**$ 33**	**$ —**	**$ (183)**	**$ 492**	**$ 3**	**$ —**	**$ 7,258**

[(1)] The level 3 investments of the Successor Partnership presents total investments, accrued interest, cash, receivables and payables at fair value as a single instrument due to the Partnership's election of the fair value option on June 2, 2020.

26

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

	Predecessor Company Period from January 1, to June 1, 2020							
(in millions)	Beginning balance	Purchases	Contributions	Sales, maturities, redemptions	Change in fair value	Transfers in	Transfers out	Ending balance
Assets								
Total fixed maturity securities available for sale	$ 37	$ —	$ —	$ (1)	$ —	$ —	$ (4)	$ 32
Total level 3 investments collateralizing funds withheld by ceding companies[(2)]	7,162	—	—	—	(451)	—	—	6,711
Other invested assets	1,234	—	—	(928)	(161)	—	—	145
Total Level 3 assets	**$ 8,433**	**$ —**	**$ —**	**$ (929)**	**$ (612)**	**$ —**	**$ (4)**	**$ 6,888**

(2) The level 3 investments of the Predecessor Company presents total investments at fair value as a single instrument.

Fair Value Information About Financial Instruments Not Measured at Fair Value

The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:

December 31, 2021	Successor Partnership Estimated Fair Value				
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
Assets:					
Cash	$ 70	$ —	$ —	$ 70	$ 70
Liabilities:					
Policyholder contract deposits associated with investment-type contracts	$ —	$ —	$ 8,179	$ 8,179	$ 7,055
Long term debt	$ —	$ 253	$ —	$ 253	$ 250[(1)]
Collateral deposit liability	$ —	$ —	$ 213	$ 213	$ 188

(1) Represents borrowing outstanding as further detailed in Note 10.

December 31, 2020	Successor Partnership Estimated Fair Value				
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
Assets:					
Cash	$ 187	$ —	$ —	$ 187	$ 187
Liabilities:					
Policyholder contract deposits associated with investment-type contracts	$ —	$ —	$ 5,322	$ 5,322	$ 4,510
Long term debt	$ —	$ 260	$ —	$ 260	$ 250 [(1)]
Collateral deposit liability	$ —	$ —	$ 279	$ 279	$ 208

(1) Represents borrowing outstanding as further detailed in Note 10.

Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below:

Cash: The carrying amount approximates fair value.

Policyholder contract deposits associated with investment-type contracts: Policyholder contract deposits associated with investment-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the US Treasury spot rate or current risk-free interest rate. Other factors considered in the estimation process include current policyholder account values and related surrender charges, expectations about policyholder behavior and risk margin adjustments.

27

Long term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation based on projected interest and principal cash flows discounted at a risk adjusted discount rate for the duration of such debt. Collateral deposit liability: The fair value is estimated using a discounted cash flow calculation based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued and the addition of a risk margin. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 28

7. Investments Fixed Maturity Securities Available for Sale The following table presents the amortized cost or cost, gross unrealized gains, gross unrealized losses and fair value of our available for sale securities: Successor Partnership Amortized Gross Gross December 31, 2021 Cost or Unrealized Unrealized Fair (in millions) Cost Gains Losses Value Fixed maturity securities, available for sale: U.S. government and government sponsored entities $ 691 $ — $ (41) $ 650 Obligations of states, municipalities and political subdivisions 117 1 (1) 117 Non-U.S. governments 52 1 — 53 Corporate debt 990 41 (4) 1,027 Mortgage-backed, asset-backed and collateralized: RMBS 47 — (1) 46 CMBS 265 1 (3) 263 CDO / ABS 109 1 — 110 Total mortgage-backed, asset-backed and collateralized 421 2 (4) 419 Total fixed maturity securities, available for sale $ 2,271 $ 45 $ (50) $ 2,266 Successor Partnership Amortized Gross Gross December 31, 2020 Cost or Unrealized Unrealized Fair (in millions) Cost Gains Losses Value Fixed maturity securities, available for sale: U.S. government and government sponsored entities $ 990 $ 8 $ (6) $ 992 Obligations of states, municipalities and political subdivisions $ 139 $ 3 $ — $ 142 Non-U.S. governments 81 2 — 83 Corporate debt 1,613 103 (1) 1,715 Mortgage-backed, asset-backed and collateralized: RMBS 161 2 (1) 162 CMBS 290 6 — 296 CDO / ABS 157 2 — 159 Total mortgage-backed, asset-backed and collateralized 608 10 (1) 617 Total fixed maturity securities, available for sale $ 3,431 $ 126 $ (8) $ 3,549 Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 29

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

Fixed Maturity Securities Available for Sale in a Loss Position

The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Successor Partnership					
	Less than 12 Months		Greater than 12 Months		Total	
December 31, 2021 *(in millions)*	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturity securities, available for sale:						
U.S. government and government sponsored entities	$ 490	$ (25)	$ 158	$ (16)	$ 648	$ (41)
Obligations of states and municipalities and other political	68	(1)	—	—	68	(1)
Non-U.S. governments	2	—	—	—	2	—
Corporate debt	417	(4)	8	—	425	(4)
Mortgage-backed, asset-backed and collateralized:						
RMBS	43	(1)	—	—	43	(1)
CMBS	187	(3)	—	—	187	(3)
CDO / ABS	40		—	—	40	—
Total mortgage-backed, asset-backed and collateralized	**270**	**(4)**	**—**	**—**	**270**	**(4)**
Total fixed maturity securities, available for sale	**$ 1,247**	**$ (34)**	**$ 166**	**$ (16)**	**$ 1,413**	**$ (50)**

	Successor Partnership					
	Less than 12 Months		Greater than 12 Months		Total	
December 31, 2020 *(in millions)*	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturity securities, available for sale:						
U.S. government and government sponsored entities	$ 166	$ (6)	$ —	$ —	$ 166	$ (6)
Obligations of states and municipalities and other political	22	—	—	—	$ 22	—
Non-U.S. governments	—	—	—	—	$ —	—
Corporate debt	162	(1)	—	—	$ 162	(1)
Mortgage-backed, asset-backed and collateralized:						
RMBS	52	(1)	—	—	$ 52	(1)
CMBS	4	—	—	—	$ 4	—
CDO / ABS	16	—	—	—	$ 16	—
Total mortgage-backed, asset-backed and collateralized	**$ 72**	**$ (1)**	**$ —**	**$ —**	**$ 72**	**$ (1)**
Total fixed maturity securities, available for sale	**$ 422**	**$ (8)**	**$ —**	**$ —**	**$ 422**	**$ (8)**

At December 31, 2021 (Successor Partnership), we held 264 individual fixed maturity securities that were in an unrealized loss position, 6 of which were in a continuous unrealized loss position for 12 months or more. At December 31, 2020 (Successor Partnership) we held 35 individual fixed maturity securities that were in an unrealized loss position, none of which were in a continuous unrealized loss position for 12 months or more.

We did not recognize the unrealized losses in earnings on these fixed maturity securities within the consolidated statements of (loss) profit at December 31, 2021 (Successor Partnership) or at December 31, 2020 (Successor Company) because we neither intended to sell the securities nor did we believe that it was more likely than not that we will be required to sell these securities before recovery of their amortized cost basis.

For fixed maturity securities with significant increases in unrealized losses, we perform fundamental credit analysis on a security-by-security basis, which includes consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data.

30

Contractual Maturities of Fixed Maturity Securities Available for Sale The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity: Successor Partnership Total Fixed Maturity Securities Fixed Maturity Securities in a Loss Position December 31, 2021 Available for Sale Available for Sale (in millions) Amortized Cost Fair Value Amortized Cost Fair Value Due in one year or less $ 27 $ 27 $ 5 $ 5 Due after one year through five years 135 135 89 88 Due after five years through ten years 86 85 51 50 Due after ten years 1,602 1,600 1,044 1,000 Mortgage-backed, asset-backed and collateralized 421 419 274 270 Total $ 2,271 $ 2,266 $ 1,463 $ 1,413 Successor Partnership Total Fixed Maturity Securities Fixed Maturity Securities in a Loss Position December 31, 2020 Available for Sale Available for Sale (in millions) Amortized Cost Fair Value Amortized Cost Fair Value Due in one year or less $ 261 $ 262 $ 107 $ 107 Due after one year through five years 429 438 33 33 Due after five years through ten years 257 264 31 30 Due after ten years 1876 1969 186 180 Mortgage-backed, asset-backed and collateralized 608 616 73 72 Total $ 3,431 $ 3,549 $ 430 $ 422 Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. Other Invested Assets The following table presents a breakdown of other invested assets by asset class: Successor Partnership (in millions) December 31, 2021 December 31, 2020 Private equity funds $ 679 $ 288 Fixed maturity securities for which the fair value option has been elected — 27 Derivative instruments — (2) Total $ 679 $ 313 Our private equity funds are subject to restrictions on redemptions and sales that are determined by the governing documents, which limits our ability to liquidate those investments. These restrictions may include lock-ups, redemption gates, restricted share classes or side pockets, restrictions on the frequency of redemption and notice periods. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 31

Summary of Total Investment Income The following table presents a summary of net investment income, change in value of funds withheld and net investment gains (losses) by financial statement line item: Successor Partnership Year Ended December 31, Period from June 2, to December 31, 2021 2020 (in millions) Funds withheld by ceding companies Fixed maturity securities available for sale, other investments and short-term investments Total Funds withheld by ceding companies Fixed maturity securities available for sale, other investments and short-term investments Total Net investment income $ 1,880 $ 166 $ 2,046 $ 903 $ 63 $ 966 Change in value of funds withheld (1,262) — (1,262) 1,633 — 1,633 Net investment gains (losses) 64 (19) 45 63 23 86 Total investment income $ 682 $ 147 $ 829 $ 2,599 $ 86 $ 2,685 Predecessor Company Period from January 1, to June 1, Year Ended December 31, 2020 2019 (in millions) Funds withheld by ceding companies Fixed maturity securities available for sale, other investments and short-term investments Total Funds withheld by ceding companies Fixed maturity securities available for sale, other investments and short-term investments Total Net investment income $ 459 $ (143) $ 316 $ 1,695 $ 269 $ 1,964 Change in value of funds withheld 1,461 — 1,461 3,876 — 3,876 Net investment gains (losses) 36 27 63 236 10 246 Total investment income $ 1,956 $ (116) $ 1,840 $ 5,807 $ 279 $ 6,086 Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 32

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

Net Investment Income

Net investment income from fixed maturity securities, available for sale, other invested assets and short-term investments, primarily represents income from the following sources:

- Interest income and related expense from fixed maturity investments, including amortization of premiums and accretion of discounts
- Changes in fair value of fixed maturity investments for which the fair value option was elected
- Investment expenses.

Net investment income from funds withheld by ceding companies includes income from the underlying assets collateralizing the funds withheld by ceding companies as follows:

- Interest income and related expenses from fixed maturity securities, including amortization of premiums and accretion of discounts
- Income, realized and unrealized gains and losses from alternative investments, including real estate joint ventures
- Interest income from commercial mortgage loans
- Dividend income from investments in preferred stock
- Investment expenses.

The following table presents the components of net investment income:

	Successor Partnership		Predecessor Company	
(in millions)	Year Ended December, 31, 2021	Period from June 2, to December 31, 2020	Period from January 1, to June 1, 2020	Year Ended December 31, 2019
Available for sale fixed maturity securities				
U.S. government and government sponsored entities	$ 13	1	$ 2	$ —
Obligations of states, municipalities and political subdivisions	4	1	2	7
Non-U.S. governments	1	1	1	1
Corporate debt	40	37	23	45
RMBS	4	2	2	6
CMBS	10	5	—	3
CDO / ABS	4	2	1	1
Total investment income for available for sale fixed maturity securities	**$ 76**	**49**	**$ 31**	**$ 63**
Other invested assets	89	14	(173)	201
Short term investments and other investments	3	2	1	12
Funds withheld by ceding companies	1,920	923	484	1,753
Total investment income	**$ 2,088**	**988**	**$ 343**	**$ 2,029**
Investment expenses	(42)	(22)	(27)	(65)
Net investment income	**$ 2,046**	**966**	**$ 316**	**$ 1,964**

Included within net investment income from other invested assets for the period from January 1, 2020 to June 1, 2020 (Predecessor Company) is a loss of $161 million (2019: $199 million gain) in relation to the fair value movement and realized loss on the disposal of the Maiden Lane III B Notes ("MLIII-B Notes"), which were the subordinated tranches in the securitizations of various CDO's held by AIG.

Investment gains and losses include sales or full redemptions of available for sale fixed maturity securities, determined using the specific identification method. Investment gains and losses also include realized gains and losses recognized upon sale, transfer and periodic settlements of the investments which collateralize the funds withheld by ceding companies reinsurance receivables. The following table presents the components of net investment gains (losses):

33

Successor Partnership Predecessor Company Year ended December 31, Period from June 2, to December 31, Period from January 1, to June 1, Year Ended December 31, (in millions) 2021 2020 2020 2019 Available for sale fixed maturity securities U.S. government and government sponsored entities $ (51) $ 3 $ — $ — Obligations of states, municipalities and political subdivisions 1 1 — 7 Non-U.S. governments 2 — 1 — Corporate debt 37 27 26 2 RMBS — — — 1 CMBS (2) 1 — — CDO/ABS (2) — $ — $ — Total available for sale fixed maturity securities $ (15) 32 $ 27 $ 10 Derivative instruments (4) (9) — — Funds withheld by ceding companies 64 63 36 236 Net investment gains (losses) $ 45 86 $ 63 $ 246 The amount of unrealized appreciation of fixed maturity securities, available for sale reclassified from accumulated other comprehensive (loss) income to net investment gains (losses) was $75 million for the year ended December 31, 2021, less than $1 million from June 2, 2020 to December 31, 2020 (Successor Partnership), $31 million for the period from January 1, 2020 to June 1, 2020 and $1 million for the year ended December 31, 2019 (Predecessor Company). Included in net investment gains from funds withheld by ceding companies for the year ended December 31, 2021 and period from June 2, 2020 to December 31, 2020 (Successor Partnership) are $24 million of gains and $38 million of losses respectively related to the transfer of securities from funds withheld by ceding companies to fixed maturity securities, available for sale. $16 million of losses related to transfers are included for the period from January 1, 2020 to June 1, 2020 (Predecessor Company). Derivative Instruments Included with the funds withheld by ceding companies and other invested assets are certain types of derivatives that the Partnership uses to mitigate the above noted market risks, including: interest rate swaps, interest rate swaptions, foreign currency swaps, credit default index swaptions, and credit index options. Interest rate swaps and swaptions are used to protect from the potential adverse impact of declining interest rates on future policy benefits reserves. Foreign currency swaps are utilized to reduce the foreign exchange risk associated with certain non-U.S. dollar denominated investments. Credit default index swaptions and credit index options are used to mitigate credit risk in our investment portfolio. The table below shows the notional amount and fair value of the derivative instruments held within the funds withheld by ceding companies: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 34

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

	Successor Partnership			
	December 31, 2021		December 31, 2020	
(In millions)	Notional	Fair Value Asset / (Liability)	Notional	Fair Value Asset / (Liability)
Interest rate swaps and swaptions	$ 8,335	$ 374	$ 7,435	$ 388
Credit default index swaptions and options	2,198	—	4,160	3
Foreign currency swaps	1,244	14	784	(30)
Total USD denominated derivatives	**$ 11,777**	**$ 388**	**$ 12,379**	**$ 361**
Interest rate swaps and swaptions	215	(10)	253	(4)
Total GBP denominated derivatives	**$ 215**	**$ (10)**	**$ 253**	**$ (4)**
Total derivatives in funds withheld by ceding companies	**$ 11,992**	**$ 378**	**$ 12,632**	**$ 357**

The table below shows the notional amount and fair value of the derivative instruments held within other invested assets:

	Successor Partnership			
	December 31, 2021		December 31, 2020	
(In millions)	Notional	Fair Value Asset / (Liability)	Notional	Fair Value Asset / (Liability)
Foreign currency swaps	$ 5	—	$ 75	$ (2)
Total GBP denominated derivatives	**5**	**—**	**75**	**(2)**
Total derivatives in other invested assets	**$ 5**	**$ —**	**$ 75**	**$ (2)**

The following table shows the derivative gains (losses) included in the change in fair value of funds withheld arising from fair value movements on derivative securities contained within the funds withheld by ceding companies investment portfolio for the applicable periods:

	Successor Partnership		Predecessor Company	
	Year ended December 31,	Period from June 2, to December 31,	Period from January 1, to June 1,	Year Ended December 31,
(in millions)	2021	2020	2020	2019
Derivative gains (losses)	$ 70	$ (295)	$ 784	$ 204

Market Risks

Liquidity, interest rate, foreign exchange and credit spread risks are all market risks. Liquidity risk is the risk that the Partnership's financial condition will be adversely affected by the inability or perceived inability to meet short-term cash, collateral or other obligations. Interest rate risk can arise from a mismatch in the interest rate exposure of assets compared to liabilities. Changes in interest rates can affect the valuation of fixed maturity securities, financial liabilities, insurance contracts and derivative contracts. Foreign exchange risk can arise from a mismatch in the foreign currency exposure of assets compared to liabilities. Changes in foreign exchange rates can affect the valuation of non-U.S. dollar denominated assets and liabilities. Credit spreads measure an instrument’s risk premium or yield relative to that of a comparable duration, default-free instrument. Changes in credit spreads can affect the valuation of fixed maturity securities, including but not limited to corporate bonds, asset-backed securities, mortgage-backed securities, credit derivatives and derivative credit valuation adjustments.

Market risk is monitored and managed using an asset-liability management framework. For both assets and liabilities, market risk exposures are measured in terms of sensitivities to changes in the relevant risk factors. In addition, the Partnership performs stress testing on these market risk factors to capture concentration risks to a single market risk factor change as well as simultaneous multiple market risk factor changes, to understand the net impact on exposure from impacts on both assets and liabilities.

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Total assets and total liabilities exposed to foreign currency transaction risk are GBP 1,152 million (2020 Successor Partnership: GBP 1,278 million) and GBP 1,105 million (2020 Successor Partnership: GBP 1,111 million) respectively as of December 31, 2021 (Successor Partnership). Concentration of Credit Risk Other than the Funds withheld by ceding companies, at fair value balance attributable to the AIG affiliates, there are no significant concentrations of credit risk within the Partnership's cash and cash equivalents, fixed maturity investments or other invested assets balances. In the event of a ceding company's insolvency, we would need to assert a claim on the investments collateralizing our reinsurance receivable and used to settle our liabilities. However, we have the ability to offset amounts we owe to the ceding company, which reduces our risk of loss. In accordance with the terms of our reinsurance agreements, we are obligated to fund any shortfall between U.S. statutory book value of the investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves. Likewise, if there is an excess between the U.S. statutory book value of investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves, the ceding companies are required to fund the excess to our funds withheld account. As of December 31, 2021 (Successor Partnership) and December 31, 2020 (Successor Partnership), 94% and 95%, respectively, of the fixed maturity securities within the funds withheld by ceding companies, serving as collateral for our reinsurance receivable, are classified as investment grade by the National Association of Insurance Commissioners ("NAIC"). Restricted Assets We utilize asset trust accounts to collateralize business with our reinsurance counterparties. As of December 31, 2021 and 2020 we held $266 million and $117 million of collateral in trust within fixed maturity securities, available for sale respectively. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 36

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

8. Reinsurance

We assume short duration and long duration insurance and investment contracts under funds withheld and modified-coinsurance funds withheld arrangements. We follow reinsurance accounting for transactions that provide indemnification against loss or liability relating to insurance risk (risk transfer). To meet risk transfer requirements, a reinsurance agreement must include both insurance risk consisting of both underwriting and timing risks, and a reasonable possibility of a significant loss.

The following table shows the written and earned assumed premium for the applicable periods:

	Premiums Written				Premiums Earned			
	Successor Partnership		Predecessor Company		Successor Partnership		Predecessor Company	
(in millions)	Year Ended December 31, 2021	Period from June 2, to December 31, 2020	Period from January 1, to June 1, 2020	Year Ended December 31, 2019	Year Ended December 31 2021	Period from June 2, to December 31, 2020	Period from January 1, to June 1, 2020	Year Ended December 31, 2019
Assumed - short duration	$ —	$ 1	$ —	$ 5	$ —	$ —	$ 8	$ 41
Assumed - long duration	280	169	118	292	280	169	118	292
Total net premium	**$ 280**	**$ 170**	**$ 118**	**$ 297**	**$ 280**	**$ 169**	**$ 126**	**$ 333**

Long Duration Run-off Business

The table below shows the calculation of the deferred gain and related amortization on the future policy benefits and policyholder contract deposits for the applicable periods:

Deferred Gain on Long-Duration Business	Future Policy Benefits			Policyholder contract deposits		
	Successor Partnership		Predecessor Company	Successor Partnership		Predecessor Company
(in millions)	Year ended December 31, 2021	Period from June 2 to December 31, 2020	Period from January 1 to June 1, 2020	Year ended December 31, 2021	Period from June 2 to December 31, 2020	Period from January 1 to June 1, 2020
Beginning Carrying Value	$ 5	$ —	$ 1,870	$ 35	$ —	$ 362
Ceding commission from contract modification	—	—	60	—	—	12
Assumed business	—	5	—	438	37	—
Amortization of deferred gain	—	—	(22)	(7)	(2)	(9)
Ending Carrying Value	**$ 5**	**$ 5**	**$ 1,908**	**$ 466**	**$ 35**	**$ 365**

As detailed in Note 5, the Partnership entered into an in-force fixed reinsurance agreement (the "USAA Reinsurance Agreement") with USAA. Pursuant to the USAA Reinsurance Agreement, we are reinsuring 100% of a block of flexible premium and single premium deferred annuity policies on a funds withheld basis, with an effective date of October 28, 2021. These in-force deferred annuity contracts are comprised of flexible premium and single premium products, which are all outside the contractual surrender charge period. The liability for contract deposits for these investment contracts equals the account value. Total assets assumed were $3,320 million and total liabilities assumed were $2,882 million which resulted in a deferred gain of $438 million which will be amortized over the settlement period.

As further discussed in Note 4, the opening deferred gain balance of the Successor Partnership was derecognized as of June 2, 2020. Effective June 2, 2020, the investment management fee structure of the AIG reinsurance agreements was changed, contributing to $72 million of ceding commission being paid to FRL.

Short Duration Run-off Business

The table below presents a roll forward of the deferred gain for the short-duration reinsurance agreements for the applicable periods:

37

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

	Successor Partnership		Predecessor Company
Deferred Gain on Short Duration Business *(in millions)*	**Year ended December 31, 2021**	**Period from June 2 to December 31, 2020**	**Period from January 1 to June 1, 2020**
Beginning Carrying Value	**$ 2**	**$ 78**	**$ 215**
Contract extinguishment	(157)	—	—
Contract replacement	234	—	—
Amortization of deferred gain	21	25	(6)
Effect of change in discount	59	(180)	(15)
Net incurred losses deferred under retroactive accounting	106	79	—
Ending Carrying Value	**$ 265**	**$ 2**	**$ 194**

<u>Events occurring concurrently with pushdown accounting on June 2, 2020:</u>

As referenced in Note 4, in connection with the 2019 Sale, Carlyle FRL, the Partnership and AIG agreed to a post-closing price adjustment pursuant to which AIG will pay us for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million (the "Adverse Development Cover" or "ADC"). As discussed in Note 4, the ADC was determined to represent contingent consideration as the cover is providing a contingent right to receive a return of a portion of the consideration paid. As of June 2, 2020, the fair value was determined to be $130 million, net of tax. The fair value approach for the ADC incorporated specific estimates for (a) the probabilistic expected loss to the reinsured layers, (b) a margin for adverse deviation (i.e. “risk margin”), and (c) a discount for the time value of money. The probabilistic expected loss and the risk margin considered multiple scenarios using both carried and indicated reserves as well as an ultimate time horizon as a measure of reserve risk variability.

The contribution of the ADC by Carlyle resulted in a substantial modification to the LPT, as the degree of insurance risk to which we are subject was substantially changed with no commensurate payment of premium to AIG. Therefore, we derecognized the LPT and immediately recognized a replacement contract with a deferred gain of $78 million. This represented the excess of the fair value of the assumed liabilities, inclusive of the ADC, over the book value of these liabilities.

We concluded that it was not practicable to bifurcate the contract into the retroactive and prospective components arising from this substantial modification. Therefore, the replacement contract has been accounted for by the Successor Partnership on a retroactive basis in its entirety.

<u>Events occurring in the year ended December 31, 2021:</u>

Effective June 30, 2021, FRL entered into a Settlement, Release and Amendment Agreement with AIG whereby it was agreed that FGH would receive $77 million as consideration for certain excess workers' compensation claim liabilities previously assumed under the LPT and the early termination of the ADC provided to the Partnership as part of the 2019 Sale, as discussed above. The early termination of the ADC was accounted for as a substantial modification to the LPT agreements. Therefore, we derecognized the LPT with a $157 million deferred gain and immediately recognized a replacement contract with a $234 million deferred gain based on the excess of the fair value of the funds withheld assets over the sum of the Partnership's estimated loss reserves.

38

9. Insurance Liabilities Long Duration Lines of Business Liabilities for long-duration contracts are classified as either future policy benefits or policyholder contract deposits. Future policy benefits include retirement products whose payments depend on contract holder’s survival such as structured settlements with life contingencies, SPIA with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as whole life ("WL") and return of premium ("RoP") term, accident & health ("A&H") and long term care ("LTC"). Policyholder contract deposits apply to investment contracts such as structured settlements and SPIA with non-life contingent benefits, deferred annuity contracts in the accumulation phase (which are all outside their surrender charge period) and the fund values of universal life insurance contracts. Longevity risk is the risk of a change in value of a policy or benefit as a result of actual mortality experience being lower than the expected mortality assumed at the time of underwriting. The Partnership manages this risk through ongoing monitoring and assessment of such experience relative to underlying assumptions, which include underlying assumptions relative to mortality and morbidity. Interest rate risk arises from a mismatch in the interest rate exposure of assets and liabilities. As part of the funds withheld receivable from the AIG ceding companies, the Partnership has entered into interest rate swap and swaption agreements to mitigate the interest rate risk exposure within the life and annuity portfolio as further described in Note 7. Future Policy Benefits Future policy benefits include liability cash flows that are long-duration and relatively stable. Assumed reserves for traditional life, A&H, and life-contingent annuity payout contracts represent an estimate of the present value of future benefits less the present value of future net premiums. Assumed reserves also include liabilities for annuities issued in structured settlement arrangements whereby a claimant has agreed to settle a general insurance claim in exchange for fixed payments over a fixed determinable period of time with a life contingency feature. Long duration run-off business assumed subjects us to mortality, longevity and morbidity risks. Life, annuity and accident and health reserves are established using assumptions for investment yields, mortality, morbidity, lapses and expenses, including a provision for adverse deviation where applicable. We review the adequacy of the life reserves regularly using best estimate assumptions for mortality, morbidity, lapse, expenses and investment yield. If financial performance significantly deteriorates to the point where a premium deficiency exists, then we would record additional liabilities. The following table presents future policy benefits by product line: (In millions) Successor Partnership Future policy benefits for life insurance and annuity contracts At December 31, 2021 At December 31, 2020 Structured settlements $ 16,472 $ 16,798 Pension risk transfer annuities 3,498 3,638 Traditional whole life 3,356 3,451 Single premium immediate annuities 1,593 1,781 Term life insurance 2,023 1,896 Long term care 450 447 Accident and health 379 389 Total $ 27,771 $ 28,400 The application of "pushdown" accounting required us to establish future policy benefits as of June 2, 2020 using a current best estimate set of assumptions which replaced the previous "locked-in" assumptions. The Predecessor Company was required to include the deferred gain on reinsurance contracts in its evaluation of whether or not a loss recognition event has occurred. Due to the derecognition of the deferred gain through the application of "pushdown" accounting, the Successor Partnership's evaluation of loss recognition resulted in an update of assumptions and an increase to the liability for future policy benefits of $1,778 million as of June 2, 2020, primarily driven by interest rate movements. The following table sets out the charge for loss recognition reserves recognized by line of business within the consolidated statements of income for the applicable periods: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 39

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

(In millions)	Successor Partnership		Predecessor Company	
	Year ended	Period from	Period from	Year ended
Loss recognition charges by line of business	**December 31, 2021**	**June 2, 2020 to December 31, 2020**	**January 1, 2020 to June 1, 2020**	**December 31, 2019**
Structured settlements	$ —	$ —	$ 762	$ 61
Pension risk transfer annuities	—	—	247	7
Traditional whole life	—	9	—	—
Long term care	—	—	1	8
Accident and health	—	—	2	16
Total	**$ —**	**$ 9**	**$ 1,012**	**$ 92**

For the 2020 predecessor period, we recorded out-of-period adjustments relating to 2019 that affected the consolidated statements of income. The adjustments primarily related to the recognition of an additional $49 million loss recognition charge in 2020 related to the correction of a 2019 assumption. For context, total loss recognition charges recorded in the 2020 predecessor period were $1.01 billion, including the impact of this adjustment. As a result, the consolidated 2020 predecessor pre-tax income is understated by $58 million or $46 million post-tax. We evaluated the out-of-period adjustments and determined they were not material to all of the consolidated financial statement periods presented herein.

Policyholder Contract Deposits

Policyholder contract deposits investment contracts include SPIA and structured settlement contracts with period certain payment streams (i.e. not depending on longevity), deferred annuity contracts in the accumulation phase (which are all outside their surrender charge period) and the fund values of universal life insurance contracts.

- Non-life contingent structured settlement cash flows consist of certain payments with set payment patterns such as level payment, compound increase, fixed amount increase or one-time lump sum payments. The non-life contingent cash flows are thus highly predictable;
- Non-life contingent SPIA cash flows also consist of certain level payments over a specified duration with a range from five to thirty years or more;
- Deferred annuities cash flows are designed to collect premiums and accrue credited interest over an extended period for payout at a later date; and
- Universal life products are interest sensitive and provide permanent coverage for life insurance with the potential to accumulate cash value.

The following table presents policyholder contract deposits by product line:

(In millions)	Successor Partnership	
Policyholder contract deposits	**At December 31, 2021**	**At December 31, 2020**
Structured settlements – non-life contingent	$ 2,267	$ 2,428
Interest sensitive universal life	1,533	1,616
Deferred annuities	3,148	328
Single premium immediate annuities – non-life contingent	107	138
Total	**$ 7,055**	**$ 4,510**

VOBA liability

The following table presents the balances and changes in the VOBA liability for the applicable periods:

	Successor Partnership	
(in millions)	**Year ended December 31, 2021**	**Period from June 2 to December 31, 2020**
Balance, beginning of period	**$ 4,291**	**$ 4,412**
Amortization	(238)	(121)
Balance, end of period	**$ 4,053**	**$ 4,291**

40

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

The following table provides the estimated future amortization for the 5 years indicated below:

	Successor Partnership				
	Year ended December 31,				
(in millions)	2022	2023	2024	2025	2026
Estimated future VOBA liability amortization	$ 194	$ 187	$ 178	$ 173	$ 168

Short Duration Lines of Business

Our loss reserves cover excess workers' compensation, environmental impairment liabilities, legacy environmental and all other lines which consists of other casualty run-off exposures, including primary workers' compensation, general liability, medical malpractice, product liability, and accident and health exposures. In establishing retroactive reinsurance claim liabilities, we analyze historical aggregate paid and reported loss patterns and project losses into the future under various actuarial methodologies. We expect to pay claims for several decades for many lines of business. We monitor paid and reported claim activity and review ceding company reports and other information concerning the underlying losses. We reassess and revise the expected timing and amounts of ultimate losses periodically or when significant events are revealed through our monitoring and actuarial review processes.

The following table details our liabilities for unpaid loss and loss adjustment expenses for the applicable periods:

	Liability for unpaid losses and loss adjustment expenses							
	Successor Partnership							
	December 31, 2021				December 31, 2020			
(in millions)	Case Reserves	IBNR	LAE	Total	Case Reserves	IBNR	LAE	Total
Excess workers' compensation	$ 723	$ 1,028	$ 118	$ 1,869	$ 736	$ 1,149	$ 118	$ 2,003
Environmental impairment liabilities	416	296	90	802	467	407	103	977
Legacy environmental	237	116	166	519	234	127	178	539
All other lines	272	286	87	645	285	311	109	705
Liabilities for unpaid loss and allocated LAE, net of reinsurance	$ 1,648	$ 1,726	$ 461	$ 3,835	$ 1,722	$ 1,994	$ 508	$ 4,224
Discount for workers' compensation	(219)	(311)	—	(530)	(331)	(140)	—	(471)
Total liability for unpaid loss and loss adjustment expenses	**$ 1,429**	**$ 1,415**	**$ 461**	**$ 3,305**	**$ 1,391**	**$ 1,854**	**$ 508**	**$ 3,753**

41

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

The following table provides a roll forward of loss and loss adjustment expense reserves, excluding premium deficiency reserves, including detail on paid incurred losses from prior accident years and the current accident year for the applicable periods:

	Successor Partnership		Predecessor Company	
Liability for unpaid losses and loss adjustment expenses	**Year ended December 31, 2021**	**Period from June 2 to December 31, 2020**	**Period from January 1 to June 1, 2020**	**Year ended December 31, 2019**
(in millions)				
Balance at beginning of period	$ 3,753	$ 3,794	$ 3,914	$ 4,022
Net losses incurred:				
Current period	5	20	12	62
Prior period[1]	(111)	(93)	—	9
Total net losses incurred	**(106)**	**(73)**	**12**	**71**
Effect of change in discount	(59)	180	15	307
Net paid losses:				
Current period	—	(2)	(10)	(37)
Prior period	(283)	(146)	(137)	(449)
Total net paid losses	(283)	(148)	(147)	(486)
Balance at end of period	**$ 3,305**	**$ 3,753**	**$ 3,794**	**$ 3,914**

(1) The favorable development for the applicable periods was added to the basis of the deferred gain within the consolidated balance sheets consistent with our accounting policy described in Note 3(b).

The following table details our prior accident year loss development for the applicable periods:

	Successor Partnership		Predecessor Company	
(Favorable) / Unfavorable prior year development	**Year ended December 31, 2021**	**Period from June 2 to December 31, 2020**	**Period from January 1 to June 2020**	**Year ended December 31, 2019**
(in millions)				
Excess workers' compensation	$ (70)	$ (50)	$ —	$ (100)
Environmental impairment liabilities	(81)	(56)	—	10
Legacy environmental	25	23	—	100
All other lines	15	(10)	—	(1)
Total prior year development	**$ (111)**	**$ (93)**	**$ —**	**$ 9**

The significant drivers of the prior year loss development are discussed below. Prior year loss development is recorded after taking into consideration the results from actuarial analyses that are performed for each reserving line of business as well as on-going review of actual vs. expected results performed during the course of each calendar year. Refer to Note 7 for additional information on the amortization of deferred gain.

Prior Year Loss Development - year ended December 31, 2021 (Successor Partnership)

With respect to individual lines of business detailed in the table above:

- Excess Workers' Compensation: The $70 million favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business and is consistent with sector-wide trends for such coverage.

- Environmental Impairment Liability: The $81 million favorable prior year development included $77 million favorable development for the Pollution Legal Liability products, $10 million favorable development from the PROPAC product (a combined professional liability and package policy for environmental contractors), $8 million unfavorable development from the Cleanup Cost Cap product and $2 million of favorable development from all other exposures. Such favorable development resulted from less than expected claim development and refined assumptions.

42

• Legacy Environmental: The $25 million unfavorable prior year development was the result of an increase in our Primary policy segment and a decrease in expected inuring reinsurance from recoveries from the cedant’s external reinsurers. • All Other Lines: The $15 million unfavorable prior year development was allocated amongst different products and included $15 million unfavorable development for Physicians & Surgeons professional liability, $5 million unfavorable development for Lexington Commercial Automobile liability, and $5 million favorable development for extra contractual obligations. Prior Year Loss Development - period from June 2, 2020 to December 31, 2020 (Successor Partnership) With respect to individual lines of business detailed in the table above: • Excess Workers' Compensation: The $50 million favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts. • Environmental Impairment Liability: The $56 million of favorable development was split amongst different products within this line of business, including $8 million from the Cleanup Cost Cap product, $7 million for the Pollution Legal Liability products for all terms, $20 million from other pollution products, $11 million from the PROPAC product (a combined professional liability and package policy for environmental contractors), and $10 million from all other exposures. • Legacy Environmental: The $23 million in unfavorable prior year development was a result of a decrease in expected inuring reinsurance from recoveries from the cedant’s external reinsurers. • All Other Lines: The $10 million of favorable prior year development related to the healthcare products liability line of business. Prior Year Loss Development - period from January 1, 2020 to June 1, 2020 (Predecessor Company) The Predecessor Company did not incur any prior year loss development during this period. Prior Year Loss Development - year ended December 31, 2019 (Predecessor Company) With respect to individual lines of business detailed in the table above: • Excess Workers' Compensation: The $100 million in favorable prior year development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts. • Environmental Impairment Liability: The $10 million in unfavorable prior year development was split amongst different products within this line of business, including $29 million of unfavorable development from the Cleanup Cost Cap product, $2 million of unfavorable development for the medium term Pollution Legal Liability product and $21 million of favorable development from the shorter term Pollution Legal Liability product. • Legacy Environmental: The $100 million in unfavorable prior year development was a result of increased estimates for future report years for our primary and excess policy lines of business. • All Other Lines: The $1 million of favorable prior year development was composed of both small favorable and unfavorable amounts in our accident & health, physicians & surgeons professional liability, and Lexington commercial automobile liability lines of business. Disclosures of Incurred and Paid Loss Development, IBNR, Claims Counts and Payout Percentages With respect to the cumulative incurred and cumulative paid information presented below, all information for retroactive reinsurance agreements is presented prospectively from the date at which the reserves were assumed. As the reserves are effectively re-underwritten at the date the reserves are assumed, we believe that the historical Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 43

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

loss development prior to being assumed by us is not relevant to our own experience managing these reserves. In addition, the information required to prepare the loss development on a retrospective basis is not always available to us. We analyze the loss development tables on a prospective basis by the year in which we assume the reserves such that the impact of the assumed reserves from year to year does not distort the loss development tables.

The loss development table for the aggregate reserves that we initially assumed from AIG on February 12, 2018, as further described in Note 5, is presented below. In addition, the environmental impairment line of business is significant and therefore a further development table has been provided for this line of business. As described below, the excess workers' compensation and legacy environmental lines of business do not have any incurred or paid losses within the past 10 accident years and so no further loss development tables have been provided for these lines of business.

Reserves assumed in the year ended December 31, 2018 - All lines of business

	Successor Partnership						
	Incurred Loss and allocated LAE						
(in millions)	For the years ended December 31,					As of December 31, 2021	
Accident Year	Net reserves assumed (unaudited)	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2011 and Prior	$ 4,141	$ 4,309	$ 4,303	$ 4,293	$ 4,209	$ 1,924	$ 13,254
2012	245	202	193	189	183	36	127
2013	159	149	169	171	155	48	227
2014	206	156	147	141	135	40	314
2015	368	268	257	244	242	46	442
2016	146	140	155	138	140	29	419
2017	123	158	150	107	116	30	403
2018	9	49	68	57	49	6	348
2019	—	—	26	33	33	11	146
2020	—	—	—	22	23	15	222
2021	—	—	—	—	5	5	17
	$ 5,397				$ 5,290	$ 2,190	$ 15,919
Cumulative Paid Losses and Allocated LAE during the above period					(1,455)		
Discount as of December 31, 2021					(530)		
Liabilities for losses and LAE					**$ 3,305**		

44

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

(in millions)	Successor Partnership			
	Cumulative paid loss and allocated LAE			
	For the years ended December 31,			
Accident Year	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021
2011 and Prior	$ 252	$553	$728	$932
2012	22	28	14	41
2013	19	44	56	62
2014	25	38	64	69
2015	65	97	145	162
2016	18	46	64	70
2017	30	57	52	58
2018	9	22	31	37
2019	—	2	16	20
2020	—	—	2	4
2021	—	—	—	—
				$ 1,455

Excess Workers' Compensation

Excess workers' compensation has a long tail and is one of the most challenging lines of business from an actuarial reserving perspective, particularly when the excess coverage is provided above a self-insured retention layer. The class is highly sensitive to small changes in assumptions (for example, the rate of medical inflation or the longevity of injured workers) which can have a significant effect on the ultimate reserve cost estimate. Excess workers' compensation business was written over qualified self-insurance from the 1970's through 2012. In this book of business, the claims are not handled (or administered) by the ceding company personnel, but are administered by the client's designated third party administrators ("TPAs"). However, claims personnel affiliated with FRL maintain an oversight role over these TPAs and claims.

Loss and loss adjustment expense liability estimates for excess workers' compensation exposures are subject to additional uncertainties, due to the following:

- Claim settlement time is longer than most other casualty lines, due to the lifetime benefits that can be expected to pay out on certain claims;
- Coverage statutes that vary by state; and
- Future medical inflation costs are difficult to estimate.

A combination of traditional methods (paid and incurred loss development) and non-traditional methods (individual claim annuity model, report year incurred loss development, and IBNR count/severity methods) are used to estimate loss and loss expense liability estimates. Loss data is segmented so as to reflect the anomalies in the historical data due to the various loss mitigation initiatives employed over the last several years.

The last material claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $64 million for the year ending December 31, 2021 (2020: $50 million, 2019: $66 million).

Environmental Impairment Liability

Environmental impairment includes pollution legal liability, contractor's pollution liability, errors and omissions, and underground storage tank policies written prior to 2016. The process of establishing reserves for environmental impairment claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. As a result of the significant uncertainty inherent in determining environmental impairment liabilities and establishing related reserves, the use of conventional reserving methodologies frequently has to be supplemented by reviewing each of the outstanding claims on a claim-by-claim basis in establishing the

45

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

reserves. Additional consideration is given by evaluating the exposure presented by each policyholder, the anticipated cost of resolution, if any, for each policyholder, available coverage, and the relevant judicial interpretations and historical value of similar exposures in establishing the reserves. Prior to June 2, 2020, the environmental impairment liability line of business included unearned premium relating to multi-year policies written prior to 2016. Therefore, for calendar years ended December 31, 2017, 2018 and 2019, losses incurred for accident years subsequent to 2016 were attributable to incurred losses as these multi-year policy premiums earned out over the life of the contract. As further discussed in Note 8, with effect from June 2, 2020, a substantial modification occurred which resulted in incurred loss activity for all accident years being classified as retroactive reinsurance.

Reported claim counts, on a cumulative basis, are provided as supplemental information to the incurred loss table below by accident year. The claim frequency is determined at the claimant level for the relevant exposures and our claims system identifies a unique claim identifier to each reported claim that we receive.

	Successor Partnership						
	Incurred Loss and allocated LAE						
(in millions)	For the years ended December 31,					As of December 31, 2021	
Accident Year	**Net reserves assumed (unaudited)**	**2018 (unaudited)**	**2019 (unaudited)**	**2020 (unaudited)**	**2021**	**Total of IBNR Liabilities Plus Expected Development on Reported Losses**	**Cumulative Number of Reported Claims**
2011 and Prior	$ 628	$ 648	$636	$ 646	$ 607	$ 182	1,201
2012	195	174	165	167	166	30	79
2013	115	106	131	134	115	34	161
2014	137	93	89	85	77	25	193
2015	186	154	149	137	123	33	225
2016	89	91	95	86	83	18	320
2017	122	157	149	107	116	29	403
2018	9	48	67	56	49	6	348
2019	—	—	26	33	33	10	146
2020	—	—	—	22	23	15	222
2021	—	—	—	—	5	5	17
	$ 1,481				**$ 1,397**	**$ 387**	**3,315**
Cumulative Paid Losses and Allocated LAE during the above period					(595)		
Liabilities for losses and LAE					**$ 802**		

46

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

	Successor Partnership			
	Cumulative paid loss and allocated LAE			
(in millions)	For the years ended December 31,			
Accident Year	**2018 (unaudited)**	**2019 (unaudited)**	**2020 (unaudited)**	**2021**
2011 and Prior	$ 84	$171	$206	$246
2012	22	27	11	37
2013	8	27	35	39
2014	8	11	32	35
2015	24	35	73	77
2016	14	25	38	42
2017	30	57	52	58
2018	9	22	31	37
2019	—	2	16	20
2020	—	—	2	4
2021	—	—	—	—
				$ 595

The above tables were revised to correct the prospective presentation for retroactive reinsurance contracts assumed on February 12, 2018. In the 'Incurred loss and allocated LAE' table above, the 'Net reserves assumed (unaudited)' column discloses the net reserve assumed on February 12, 2018, which replaces the previously disclosed '2017 (unaudited)' column, which reflected the cumulative incurred loss and allocated LAE activity from the original effective date of the LPT of January 1, 2017. In the 'Cumulative paid loss and allocated LAE' table above, the '2018 (unaudited)' column now reflects the activity from February 12, 2018 and subsequent compared to January 1, 2017 and subsequent, as previously disclosed.

Legacy Environmental

Legacy Environmental exposure consists of indemnity claims asserting property damage from toxic waste, hazardous substances, and other environmental pollutants, and claims to cover the cleanup costs of hazardous waste and pollution sites. The vast majority of these Legacy Environmental claims emanate from policies written in 1985 and prior years. Commencing in 1985, standard general liability policies contained an absolute exclusion for pollution-related damage. Environmental Impairment Liability exposures underwritten on a claims-made basis, which were written generally starting 1986, are not included in this line of business.

Loss and loss adjustment expense liability estimates for mass torts, such as Legacy Environmental exposures, are subject to additional uncertainties, due to the following:

- Case law is not fully developed;
- Coverage interpretation varies by state;
- The pool of plaintiffs and defendants is expanding significantly;
- The process of estimating provisions for premises and operations coverage is highly judgmental;
- "State of the art" analysis is a moving target; and
- Environmental reform could have a significant effect on ultimate liabilities.

To estimate loss and loss adjustment expenses reserve liability estimates, traditional methods (paid and incurred loss development, paid and incurred Cape Cod methods) are used to project historical report years to estimate incurred but not enough reported ("IBNER") reserves, and count/severity methods are used to project future report years to estimate "pure" incurred but not reported reserves. For some large accounts and sites, reserves are based on claim department estimates and analysis. After this ground-up analysis is completed, we review the reasonability of our estimates by calculating certain ratios, such as survival ratios (defined as the ratio of indicated/carried reserves to a three year average payment) and IBNR-to-case ratios, and compare these ratios against industry benchmarks. In addition, we perform a market share analysis as another measure to assess the reasonableness of our indicated/carried loss reserves.

47

The last claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $45 million for the year ending December 31, 2021 (2020: $38 million, 2019: $64 million). All Other Lines All Other Lines consist of various primary workers’ compensation, general liability, medical malpractice, products liability, commercial automobile liability, and accident and health exposures from business units that have been put into run-off. In general, loss and loss adjustment expense liabilities are estimated separately. Traditional loss estimation methods include paid and incurred loss development methods and generalized paid and incurred Cape Cod methods. We also look at an IBNR-to-Case ratio method for all lines, a survival ratio method for the general liability line, and an annuity model approach for some of the larger workers’ compensation claims. Loss adjustment expense methods include both standard development methods and also calendar year paid to paid method, which applies the paid to paid ratio to the loss reserves. Claims Payout Patterns The following table presents unaudited supplementary information detailing the historical average annual percentage claims payout on an accident year basis at the same level of disaggregation as presented above for the year ended December 31, 2021 (Successor Partnership). Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (Unaudited) Year 1 2 3 4 5 6 7 8 9 10 Environmental impairment liabilities 6.2% 15.8% 17.2% 10.5% 5.1% 7.2% 6.3% 5.2% 3.0% 1.4% Given the significant amount of loss and loss adjustment expense reserves in the 2011 and prior accident years, and different distributions among lines of business and accident year, we do not believe a total claim payout pattern is meaningful information. Collateral Deposit Liability For the year ended December 31, 2021 we incurred $26 million of paid losses and $6 million of interest credited to policyholders in relation to the collateral deposit liability. For the period from June 2, 2020 to December 31, 2020 we incurred $17 million of paid losses and $1 million of interest was credited to policyholders. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 48

10. Debt Obligations and Credit Facilities In November 2021, the Partnership entered into a credit facility (the "Credit Agreement"). The Credit Agreement contains a $750 million term loan, of which $250 million has been drawn, and provides for a $750 million revolving credit facility. If the facility is undrawn the Partnership incurs a quarterly commitment fee of 0.30% per annum of the undrawn amount. The facility remained undrawn as of December 31, 2021. The previous term loan held at December 31, 2020 was repaid in full concurrent with the issuance of the new loan. A summary of outstanding debt obligations presented as long-term debt within our consolidated balance sheets is set forth below: Successor Partnership (in millions) December 31, 2021 December 31, 2020 Facility Origination Date Term Borrowing Outstanding Fair Value Borrowing Outstanding Fair Value Term Loan November 22, 2021 3 years $ 250 $ 253 $ — $ — Revolving credit facility November 22, 2021 5 years — — — — Term Loan June 2, 2020 3 years — — 250 260 Revolving credit facility June 2, 2020 3 years — — — — Total debt obligations $ 250 $ 253 $ 250 $ 260 The table below provides a summary of the total interest expense for the applicable periods. No debt obligations were held before June 2, 2020. Successor Partnership (In millions) Year ended December 31, 2021 Period from June 2, 2020 to December 31, 2020 Interest expense on debt obligations $ 7 $ 5 Amortization of debt issuance costs 5 1 Total interest expense $ 12 $ 6 Interest on the term loan is due quarterly at a rate of LIBOR + 1.875% subject to change to an alternative rate in the event that LIBOR is no longer considered to be an appropriate reference rate. The loan principal is subject to repayment on the maturity date in November 2024. The Partnership incurred costs of $7 million in issuing the Credit Agreement. These costs included underwriters' fees, legal fees and other fees which are capitalized and presented as a direct deduction from the principal amount of the outstanding term loan. As of December 31, 2021 (Successor Partnership), $7 million of the debt issuance costs were unamortized (2020: $5 million). The Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this type, including limits on the Partnership and its subsidiaries to make acquisitions and investments, incur indebtedness, incur liens, pay dividends or undertake certain fundamental changes. The $500 million undrawn portion of the term loan and $250 million of the revolving credit facility are contingent on the closing of the acquisition of Prudential Annuities Life Assurance Corporation, discussed in Note 16. The Credit Agreement also specifies certain financial covenants which require: (1) the Partnership and its subsidiaries maintaining a total debt to total capitalization ratio of 0.35:1; (2) FRL maintaining an enhanced capital ratio of at least 125% in conjunction with an investment grade rating; (3) the Partnership and its subsidiaries maintaining an adjusted consolidated net worth which shall not be less than the aggregate of 65% of adjusted consolidated net worth as of September 30, 2021 plus 50% of adjusted consolidated net income available for distribution to common shareholders after September 30, 2021 plus 50% of the proceeds of any common equity issuance of the Partnership made after the closing date. As of December 31, 2021, the Partnership was in compliance with all covenants under the Credit Agreement. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 49

11. Contingencies, Commitments and Guarantees The Partnership has no material contingent liabilities arising from litigation, income taxes, make-whole fee conditions or other matters, other than liabilities arising in the normal course of its business of reinsurance. As of December 31, 2021 (Successor Partnership), the Partnership had unfunded commitments of $2,427 million to invest in private equity and credit investments owned by affiliates of Carlyle (2020: $919 million). The 2021 commitment figure includes a $1 billion commitment to Carlyle Structured Credit temporarily warehoused by FRL. Of this, $900 million was subsequently transferred to funds withheld by ceding companies in 2022. The Partnership recorded no assets or liabilities arising from contingencies recognized as of June 2, 2020. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 50

12. Income Taxes The Restructuring resulted in the Partnership, a Bermuda limited partnership, becoming the ultimate holding partnership for the group. On October 1, 2021, the existing equity interests in FGH, a Delaware limited liability company, were contributed to the Partnership in a tax-free transaction for U.S. tax purposes. On October 15, 2021, in furtherance of the Restructuring, the Partnership formed FIL, a Bermuda exempted corporation. FIL then formed FIGH, a U.K. corporation, on October 29, 2021. Both FIL and FIGH operate as holding companies. On November 18, 2021, FIGH then formed FIRL, a Bermuda exempted corporation, and FIGS, also a Bermuda exempted corporation. FIRL will operate as a Bermuda composite reinsurer and will not make an election under section 953(d) of the U.S. Internal Revenue Code to be treated as a U.S. domestic insurance company for U.S. tax purposes. FIGS will operate as the non-U.S. service company for the group. While each of FIL, FIGH, FIRL and FIGS constitutes a controlled foreign corporation for U.S. tax purposes through their constructive ownership by FGH, there will be no amount of gross income included as U.S. taxable income. There was no activity in these newly formed entities for the financial year ending December 31, 2021. FGH is the U.S. holding company of the following wholly owned subsidiaries; FRL, a Bermuda corporation, and FGS, a Delaware corporation. Upon formation, FGH elected to be treated as a corporation for U.S. tax purposes. FRL has elected to be treated as a U.S. domestic insurance company for U.S. tax purposes under section 953(d) of the U.S. Internal Revenue Code and is, therefore, subject to income taxation in the U.S. FRL wholly owns FRI, a Delaware limited liability company that has elected to be treated as a corporation for U.S. tax purposes. FGH and its direct and indirect wholly owned subsidiaries were included in AIG’s U.S. consolidated federal income tax return through the separation date of June 2, 2020 (Predecessor Company). As part of the consolidated group, FGH and each of its direct and indirect wholly owned subsidiaries were subject to the AIG tax sharing agreement, effective January 1, 2018 through June 2, 2020, whereby each entity was allocated its share of the consolidated tax liability based upon the tax each entity would have owed had it filed separately. Upon separation from AIG, FGH and its direct and indirect wholly owned subsidiaries formed a new U.S. consolidated tax return group. New tax sharing agreements were executed between FGH and its subsidiaries to allocate to each entity’s share of the consolidated tax liability based upon the tax each entity would have owed had it filed separately. Tax benefits are allocated to each subsidiary for its portion of net operating losses and tax credit carry forwards in the year they are used by the consolidated group. All tax payments are now made to the Internal Revenue Service (“IRS”). In connection with the separation from AIG, the parties agreed that AIG would pursue with the IRS an adjustment to the Predecessor Company’s separate company taxable income calculation for the 2018 tax year, which resulted in the Predecessor Company overpaying its 2018 tax sharing payments to AIG. Upon acceptance by the IRS of the adjustment, AIG agreed to refund the prior overpayment, which totals approximately $116 million. The Partnership concluded that it will ultimately be successful in obtaining the refund and, during 2020, recorded a reclassification entry of approximately $52 million from deferred taxes to a long-term tax receivable to reflect the anticipated refund of $116 million. U.S. Tax Law Changes On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act made certain favorable modifications to the limitation on business interest for the 2019 and 2020 tax years and the ability to carryback and carryforward net operating losses incurred during the 2018, 2019, and 2020 tax years, among other changes. We evaluated the impact of the CARES Act and determined that these modifications had no significant impact to our tax provision for the years ended December 31, 2021 and 2020. Effective Tax Rate The following table presents the income tax (benefit) expense for the applicable periods: Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 51

Successor Partnership Predecessor Company (in millions) Yeah ended December 31, Period from June 2 to December 31, Period from January 1 to June 1, Year ended December 31, Income tax (benefit) expense 2021 2020 2020 2019 Current $ 290 $ (11) $ 194 $ 75 Deferred (351) 451 (139) 895 Total income tax (benefit) expense $ (61) $ 440 $ 55 $ 970 Our actual income tax expense (benefit) differs from the statutory U.S. federal amount computed by applying the U.S. federal income tax rate of 21% to (loss) / income before tax due to the following, as shown in the following reconciliation for the applicable periods: Successor Partnership Predecessor Company Year ended December 31, Period from June 2 to December 31, Period from January 1 to June 1, Year ended December 31, (in millions) 2021 2020 2020 2019 (Loss) Income before tax $ (273) $ 2,090 $ 266 $ 4,612 U.S. federal income tax expense (benefit) at statutory rate (57) 439 55 969 Tax exempt interest, net of proration — — — (1) Prior year tax return adjustments (3) — — 1 Other permanent items (1) 1 — 1 Total income tax (benefit) expense $ (61) $ 440 $ 55 $ 970 Deferred Taxes The following table presents the components of the net deferred tax assets (liabilities) as of December 31, 2021 (Successor Partnership) and 2020 (Successor Partnership): Successor Partnership (in millions) 2021 2020 Deferred tax assets: VOBA $ 851 $ 901 Life policy reserves 249 247 Deferred gain on reinsurance 154 9 Deferred policy acquisition costs 28 21 Loss reserve discount 15 19 Unearned premium reserve 8 2 Employee benefits 5 — Total deferred tax assets $ 1,310 $ 1,199 Deferred tax liabilities: Gain on funds withheld (697) (1,103) Reinsurance settlement (274) (90) Reinsurance modification (24) (33) Basis difference in investments (12) (46) Other (1) (2) Total deferred tax liabilities $ (1,008) $ (1,274) Net deferred tax asset (liability) before valuation allowance 302 (75) Valuation allowance — — Net deferred tax asset (liability) $ 302 $ (75) The difference between the reduction in the deferred tax liability balance of $377 million and the deferred tax benefit recognized for the year of $351 million, which totals approximately $26 million, represents the current year deferred tax asset recorded in accumulated other comprehensive income. There were no valuation allowances as of December 31, 2021 or as of December 31, 2020 (Successor Partnership). See the section “Valuation Allowance on Deferred Tax Assets” below for further details. As of Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 52

December 31, 2021 and December 31, 2020 (Successor Partnership), there were no net operating loss carryforwards available to offset future net income subject to U.S. Federal income tax. Valuation Allowance on Deferred Tax Assets As of December 31, 2021 and 2020 (Successor Partnership), the Partnership did not record a valuation allowance. For the year ended December 31, 2021, the Partnership recorded a net deferred tax asset. Management believes that the Partnership will generate sufficient taxable income to realize its net deferred tax asset. As of December 31, 2021, based on all available evidence, management believes that it is more likely than not that its net deferred tax asset will be realized. Therefore, we did not record a valuation allowance against our net deferred tax asset for this period. For the year ended December 31, 2020 (Successor Partnership), the Partnership recorded a net deferred tax liability. Management believes that the reversal of its deferred tax liabilities will generate sufficient taxable income to realize its deferred tax assets. As of December 31, 2020, based on all available evidence, management believes that it is more likely than not that its deferred tax assets will be realized. Therefore, we did not record a valuation allowance against our deferred tax assets for this period. Accounting for Uncertainty in Income Taxes We periodically evaluate uncertain tax positions to determine whether the tax positions are more likely than not to be realized as a tax benefit or expense in the current year. We recognize interest and penalties related to uncertain tax benefits in U.S. Federal income tax expense. As of December 31, 2021 and December 31, 2020 (Successor Partnership), there were no uncertain tax positions and no accrual for interest and penalties. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 53

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

13. Related Party Transactions

Carlyle Affiliated Entities:

We have entered into (1) investment management agreements between FRL and Carlyle Investment Management LLC ("Investment Manager"), an affiliate of Carlyle, dated November 13, 2018, and as amended from time to time, and between FRI and the Investment Manager, dated May 12, 2020, pursuant to which the Investment Manager provides certain investment management and advisory services with respect to certain asset classes and (2) an exclusivity agreement, dated June 2, 2020, among FRL, the Investment Manager and the Partnership pursuant to which the Investment Manager is the exclusive provider of investment management and advisory services with respect to certain asset classes and certain new business acquired by us.

We have investments in funds that are affiliated with entities owned by Carlyle which have a fair value of $666 million as of December 31, 2021 (Successor Partnership) (2020: $288 million). Our consolidated statements of loss (income) included the following amounts in respect of these investments:

	Successor Partnership		Predecessor Company	
	Year ended December 31,	Period from June 2 to December 31,	Period from January 1 to June 1,	Year ended December 31,
(in millions)	2021	2020	2020	2019
Net investment income (loss)	$ 84	$ 14	$ (6)	$ 1
Investment management fee expense	8	2	2	—

Additionally, as of December 31, 2021 (Successor Partnership), we held investments originated by Carlyle of $2,192 million (2020: $893 million) that are included within funds withheld by ceding companies within the consolidated balance sheets.

The Partnership incurred $3 million (2020: $1 million) of costs with TCG Senior Funding L.L.C., an affiliate of Carlyle, relating to placement services performed as part of entering into the Credit Agreement in each respective year. These costs are deferred and subject to amortization over the term of the Credit Agreement, as discussed in Note 10.

AIG Affiliated Entities:

For the year ended December 31, 2021, the Partnership no longer considers AIG to be an affiliated entity. Further, while AIG holds a 3.5% ownership interest in us and has the right to appoint one director to the Partnership's Board of Directors, we consider the ability of AIG to influence our management or operating policies to be extremely limited. Accordingly, we no longer consider AIG or its affiliated entities to meet the requirement to be classified as a related party under the provisions of ASC 850, *Related Party Disclosures.*

The Partnership reinsures run-off business from AIG affiliated entities through the various reinsurance transactions described in Note 5. Additionally, refer to Note 7 for a discussion on the sale of the MLIII-B Notes to AIG during 2020 and Note 8 for a discussion on the granting of the ADC whereby AIG was required to pay us for certain adverse development in property casualty related reserves, based on an agreed methodology, that may have occurred on or prior to December 31, 2023, up to a maximum payment of $500 million until its subsequent termination during 2021.

The following table summarizes related party amounts included within the consolidated balance sheets and excluding payables relating to reinsurance activity of $589 million as of December 31, 2020.

(in millions)	Successor Partnership
Consolidated Balance Sheet	**2020**
Payable to related party:	
Expenses paid to ceding companies under reinsurance arrangements	22
Asset management fee	9
Total	**$ 31**

The following table summarizes related party amounts included within the consolidated statements of (loss) income:

54

Successor Partnership Predecessor Company Period from June 2 to December 31, Period from January 1 to June 1, Year ended December 31, Consolidated Statement of (Loss) income 2020 2020 2019 General operating expenses $ 2 $ 17 $ 124 Expenses paid to ceding companies under reinsurance arrangements 50 22 58 Asset management fee 22 27 65 Total $ 74 $ 66 $ 247 Under a Service and Expense Agreement between the Predecessor Company and various AIG affiliates, we purchased administrative, accounting, marketing and data processing services from AIG or its subsidiaries. The affiliated entities provided the Partnership with personnel, office space, equipment, computer processing and other services. The allocation of costs for other services was based on estimated level of usage, transactions or time incurred in providing the respective services. The Predecessor Company reimbursed the AIG affiliates for these services at cost. The Service and Expense Agreement was terminated on June 2, 2020. The Partnership has an asset management agreement with AIG Asset Management (U.S.) LLC which provides asset management and related accounting services. We record an investment management fee expense as a deduction from income from investments, which is paid quarterly, based on the value of the assets under management. Significant cash flows from related reinsurance agreements are included in cash from operations and are disclosed below, along with non-cash settlements in the form of security transfers. Successor Partnership Predecessor Company Period from June 2 to December 31, Period from January 1 to June 1, Year ended December 31, (in millions) 2020 2020 2019 Cash settlements $ (87) $ (106) $ (201) Receipt of securities from funds withheld arrangements 314 270 774 Total $ 227 $ 164 $ 573 Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 55

14. Owners' Equity As of December 31, 2021 and 2020, the Partnership has issued 1,000,000 Class A limited partnership units, of which 715,000 units (71.5%) are owned by Carlyle FRL, 250,000 units (25%) are owned by T&D and 35,000 units (3.5%) are owned by AIG. On May 7, 2020, the Predecessor Company transferred the net equity of FLAS and FPCS to AIG Inc. in the form of a non-cash dividend of $2 million which represented the net shareholder's equity of FLAS and FPCS as of the transfer date. This transfer resulted in the derecognition of FLAS and FPCS from the Fortitude group structure, at no gain or loss, and was part of the planned retention of the third party administration platforms by AIG immediately following the closing of the 2019 Sale. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 56

15. Statutory Requirements Under the Bermuda Insurance Act, FRL is subject to capital requirements calculated using the Bermuda Solvency and Capital Requirement ("BSCR") model, which is a standardized statutory risk-based capital model used to measure the risk associated with FRL’s assets, liabilities and premiums. FRL’s required statutory economic capital and surplus under the BSCR model is referred to as the enhanced capital requirement ("ECR"). FRL is required to calculate and submit the ECR to the BMA annually. Following receipt of the submission of FRL's ECR, the BMA has the authority to impose additional capital requirements (capital add-ons) if it deems necessary. While not specifically referred to in the Bermuda Insurance Act, target capital level (“TCL”) is also an important threshold for statutory capital and surplus. TCL is equal to 120% of ECR as calculated pursuant to the BSCR formula. TCL serves as an early warning tool for the BMA. If FRL fails to maintain statutory capital at least equal to its TCL, such failure will likely result in increased regulatory oversight by the BMA. Likewise, if FRL fails to maintain or meet its minimum margin of solvency ("MSM"), the BMA may take various degrees of regulatory action. FRL has obtained permission under Section 6C of the Bermuda Insurance Act to value the funds withheld by ceding companies and fixed maturity securities available for sale investment portfolios pertaining to long-term business at amortized cost rather than fair value within the statutory financial statements for the year ended December 31, 2021. Under the economic balance sheet ("EBS") framework, assets and liabilities are mainly assessed and included at fair value, with the insurer’s U.S. GAAP balance sheet serving as a starting point. The model also requires insurers to estimate insurance technical provisions, which consist of the insurer's insurance related balances valued based on best-estimate cash flows, adjusted to reflect the time value of money using a risk-free discount rate, with the addition of a risk margin to reflect the uncertainty in the underlying cash flows. The statutory economic capital and surplus and related requirement for the years ended December 31, 2021 (Successor Partnership) and December 31, 2020 (Successor Partnership) are detailed below. The values as of December 31, 2021 reflect our best estimate of the statutory economic capital and surplus and related requirement as of the date these consolidated financial statements were available to be issued. Successor Partnership (in millions) 2021 2020 Statutory economic capital and surplus $ 4,040 $ 4,268 Required statutory economic capital and surplus 1,903 1,871 Under the Bermuda Insurance Act, FRL is prohibited from declaring or paying a dividend if it were in breach of its minimum solvency margin or liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, FRL is prohibited, without the prior approval of the BMA, from reducing by 15% or more its total statutory capital, or from reducing by 25% of more its total statutory capital and surplus, as set out in its previous year’s statutory financial statements. FRL, as a reinsurer of run-off business, is required to seek BMA approval for any dividends or distributions. As of December 31, 2021 (Successor Partnership), FRL had declared cumulative dividends payable to FGH of $1.1 billion. Notes to Consolidated Financial Statements | FGH Parent, L.P. As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company) 57

Notes to Consolidated Financial Statements | FGH Parent, L.P.
As of and for the year ended December 31, 2021 (not covered by the auditor's report), as of December 31, 2020 and for the period from June 2, 2020 to December 31, 2020 (Successor Partnership), the period from January 1, 2020 to June 1, 2020 and the year ended December 31, 2019 (Predecessor Company)

16. Subsequent Events

We have evaluated the impact of subsequent events through February 28, 2022, the date at which the consolidated financial statements were available to be issued.

With effect from January 1, 2022, FIRL was licensed by the BMA under the Bermuda Insurance Act to operate as a Class 4 and Class E composite reinsurance company and to reinsure general insurance and life insurance run-off business.

On January 1, 2022, FRL was granted authority to operate as a Reciprocal Jurisdiction Reinsurer, allowing U.S ceding companies to take full statutory credit for reinsurance ceded to FRL without any regulatory prescribed collateral requirements.

On January 3, 2022, following receipt of all required regulatory approvals, FGH acquired FLAS and FPCS, each with equity of approximately $1 million, from AIG, adding claim administration capabilities.

The following table summarizes significant reinsurance and acquisition transactions for which definitive agreements have been established, but which are not yet recognized in the consolidated financial statements as all customary closing conditions were not completed as of December 31, 2021. The initial estimate of liabilities assumed at the transaction date is shown in millions.

Transaction	Execution Date	Initial Estimate of Liabilities Assumed	Primary Nature of Transaction
Acquisition of Prudential Annuities Life Assurance Corporation ("PALAC") from Prudential Annuities, Inc, a subsidiary of Prudential Financial, Inc.	April 1, 2022 (Target)	$31,000	Acquisition of a stand-alone legal entity consisting primarily of traditional variable annuities with guaranteed living benefits. Agreed on September 15, 2021, this is subject to customary closing conditions and expected to close in the first half of 2022.
Acquisition of Rx Life Insurance Company from Heritage Life Insurance Company	January 3, 2022	n/a - no remaining net insurance liabilities.	Stock purchase agreement to acquire 100% of the share capital of a life & annuity corporation with total assets of $10 million. The corporation is domiciled in Arizona and widely licensed throughout the U.S., offering future clients a U.S. domiciled reinsurance option.
LPT agreement with Arch Reinsurance Ltd.	February 17, 2022	$230	Reinsurance of small-business primary general liability policies for underwriting years 2013 through 2019, net of inuring reinsurance, with an effective date of February 25, 2021.

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